SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12

ICOS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 17, 2005

Dear ICOS Stockholder:

I cordially invite you to ICOS Corporation’s Annual Meeting of Stockholders, to be held on Wednesday, May 4, 2005, at 9:30 a.m., at The Fairmont Olympic Hotel, 411 University Street, Seattle, Washington 98101.

This year you are asked to (1) elect three members to our Board of Directors, (2) approve the amended and restated ICOS Corporation 1999 Long-Term Incentive Plan, (3) approve the ICOS Corporation 2005 Management Incentive Plan, (4) approve our reincorporation from Delaware to Washington, (5) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2005, and (6) consider and act upon a stockholder proposal described in the enclosed Proxy Statement.

As ICOS’ Chairman, I urge you to elect the three nominated directors, vote “For” the proposals to approve the amended and restated ICOS Corporation 1999 Long-Term Incentive Plan, the ICOS Corporation 2005 Management Incentive Plan, and the reincorporation in Washington, and to ratify the appointment of KPMG LLP as ICOS’ independent registered public accounting firm for the year ending December 31, 2005, and vote “Against” the stockholder proposal described in the enclosed Proxy Statement. It is important that your shares be represented, whether or not you plan to attend the meeting. Therefore, please take a few minutes to vote now. To vote, please mark, sign and date the enclosed proxy card, and return it in the enclosed prepaid envelope as promptly as possible.

After the transaction of formal business at the meeting, management will provide an update on ICOS’ progress and respond to questions from stockholders. You can find other detailed information about ICOS and our operations, including our audited financial statements, in the enclosed Annual Report on Form 10-K for the year ended December 31, 2004.

On behalf of ICOS, thank you for your support.

Regards,

Paul N. Clark
Chairman of the Board of Directors, President and Chief Executive Officer

22021 – 20th Avenue S.E., Bothell, Washington 98021

Notice of 2005 Annual Meeting of Stockholders

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of ICOS Corporation will be held at The Fairmont Olympic Hotel, 411 University Street, Seattle, Washington 98101, on Wednesday, May 4, 2005, at 9:30 a.m., for the following purposes:

1.	To elect three directors to serve until the third Annual Meeting of Stockholders following their election and until their successors are elected and qualified;

2.	To approve the amended and restated ICOS Corporation 1999 Long-Term Incentive Plan, or Restated Plan, which includes amendments to increase the number of shares authorized for issuance under the Restated Plan, provide for the award of stock, stock units and/or stock appreciation rights (in addition to the award of stock options) in our discretion, extend the term of the Restated Plan, revise the share grant limits and make other modifications;

3.	To approve the ICOS Corporation 2005 Management Incentive Plan;

4.	To approve our reincorporation from Delaware to Washington;

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2005;

6.	To consider and act upon a stockholder proposal regarding board declassification; and

7.	To transact such other business as may properly come before the Annual Meeting.

Your Board of Directors recommends that you vote to elect the three nominated directors, vote “For” the proposals to approve the amended and restated ICOS Corporation 1999 Long-Term Incentive Plan, the ICOS Corporation 2005 Management Incentive Plan and the reincorporation in Washington, and also to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2005, and vote “Against” the stockholder proposal outlined in the enclosed Proxy Statement.

Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of ICOS’ Common Stock be present in person or represented by proxy. To ensure representation at the Annual Meeting, you are urged to mark, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope.

Only stockholders of record at the close of business on March 7, 2005 are entitled to notice of, and to vote at, the Annual Meeting and all adjournments and postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

John B. Kliewer
Secretary

March 17, 2005

Bothell, Washington

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE

AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO

ATTEND THE ANNUAL MEETING.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ICOS Corporation, the principal address of which is 22021 – 20th Avenue S.E., Bothell, Washington 98021, of proxies in the accompanying form for use at the 2005 Annual Meeting of Stockholders, to be held on Wednesday, May 4, 2005, at 9:30 a.m., at The Fairmont Olympic Hotel, 411 University Street, Seattle, Washington 98101. The approximate date of mailing this Proxy Statement and the enclosed form of proxy is March 24, 2005.

Each share of ICOS Common Stock outstanding at the close of business on March 7, 2005 is entitled to one vote at the Annual Meeting. Proxies are solicited so that each stockholder may have an opportunity to vote on all matters that are scheduled to come before the Annual Meeting. When properly executed proxies are voted, the shares represented thereby will be voted in accordance with the stockholders’ directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card, or, if no choice has been specified, the shares will be voted as recommended by ICOS’ Board of Directors.

Record Date

Only those stockholders who owned Common Stock at the close of business on March 7, 2005, the record date, can vote at the Annual Meeting. At that date, there were              issued and outstanding shares of Common Stock.

Voting and Quorum

Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share of Common Stock held of record.

Under Delaware law and ICOS’ amended and restated bylaws, the presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present at the Annual Meeting: (a) the three nominees for election as directors who receive the greatest number of votes cast in the election of directors will be elected, (b) Proposals 2, 3 and 5 described herein relating to approval of the amended and restated ICOS Corporation 1999 Long-Term Incentive Plan, or Restated Plan, approval of the ICOS Corporation 2005 Management Incentive Plan, or MIP Plan, and ratification of our independent registered public accounting firm, respectively, will be approved if a majority of shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting and on the subject matter, vote in favor of each such proposal, (c) Proposal 4 described herein relating to the reincorporation of ICOS from Delaware to Washington will be approved if a majority of the outstanding shares of Common Stock vote in favor of that proposal and (d) the stockholder proposal, Proposal 6 described herein, will be approved if a majority of shares of Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of that proposal. Means have been provided whereby a stockholder may withhold the vote for any director and may vote against, or refrain from voting on, any matter other than the election of directors.

Abstentions (or withheld votes in the case of directors) and shares for which brokers do not have discretionary authority to vote on certain matters in the absence of directions from the beneficial owners, or broker nonvotes, will be counted as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Withheld votes do not affect the election of directors, and abstentions in the case of the other proposals have the effect of a vote against the proposal. Because broker nonvotes are not entitled to vote on a subject matter, they will not affect the outcome of any proposal except Proposal 4 (for which approval requires the affirmative vote of a majority of the outstanding shares of Common Stock), in which case they will have the effect of a vote against that proposal.

The enclosed proxy card also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of mailing this Proxy Statement, but that may properly be presented for action at the Annual Meeting. Shares of Common Stock represented by properly executed proxy cards for which no voting instruction is given will be voted “For” the election of the nominees for director, “For” Proposals 2, 3, 4 and 5 relating to approval of the Restated Plan, approval of the MIP Plan, approval of the reincorporation and ratification of the independent registered public accounting firm, respectively, and “Against” the stockholder proposal listed as Proposal 6.

Revocability of Proxies

Any stockholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the Annual Meeting. Any shares represented by an unrevoked proxy will be voted according to that proxy unless the stockholder attends the Annual Meeting and votes in person. A stockholder’s right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to ICOS’ Secretary at or before the Annual Meeting.

Solicitation of Proxies

The expense of printing and mailing proxy material will be borne by ICOS. We retained The Altman Group, Inc., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, to help solicit proxies. We will pay the cost of their services, which is estimated at approximately $9,500, plus expenses. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of ICOS in person or by telephone, facsimile transmission, telegraph, telex or electronic mail. No compensation will be paid for such solicitation.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to certain beneficial owners of Common Stock. ICOS will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership, as of February 10, 2005, of Common Stock by: (i) each person known by ICOS to beneficially own more than 5% of the outstanding Common Stock; (ii) each director and nominee for director; (iii) each of the Named Executive Officers included in the Summary Compensation Table; and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1) (2)	Percentage of Common Stock
William H. Gates III c/o Michael Larson 2365 Carillon Point Kirkland, WA 98033	5,420,678	8.5%
PRIMECAP Management Company (3) 225 South Lake Avenue #400 Pasadena, CA 91101	6,481,716	10.2%
Wellington Management Company, LLP (4) 75 State Street Boston, MA 02109	6,260,449	9.8%
Teresa Beck	0	—
Vaughn D. Bryson	0	—
Frank T. Cary	120,152	*
Paul N. Clark (5)	2,447,398	3.8%
James L. Ferguson	115,829	*
Robert J. Herbold	0	—
David V. Milligan (6)	81,616	*
Robert W. Pangia	127,402	*
Jack W. Schuler	30,000	*
Gary L. Wilcox (7)	604,711	*
W. Michael Gallatin	366,737	*
David A. Goodkin (8)	147,918	*
Michael A. Stein	274,453	*
All directors and executive officers as a group (17 persons)	5,353,690	8.4%

*	Less than 1%.

(1)	Unless otherwise indicated, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Amounts shown include shares owned and stock options that may be exercised within 60 days of February 10, 2005, which are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Includes options that may be exercised for Common Stock within 60 days of February 10, 2005, for each individual as follows: William H. Gates III, 61,177 shares; Frank T. Cary, 17,767 shares; Paul N. Clark, 2,427,273 shares; James L. Ferguson, 99,294 shares; David V. Milligan, 61,177 shares; Robert W. Pangia, 127,402 shares; Gary L. Wilcox, 447,121 shares; W. Michael Gallatin, 307,698 shares; Michael A. Stein, 269,453 shares; David A. Goodkin, 126,918 shares; and all directors and executive officers as a group, 4,781,914 shares.

(3)	The information provided relating to PRIMECAP Management Company is based exclusively on a Schedule 13G filed with the Securities and Exchange Commission, or SEC, on September 17, 2004. This filing reported that, of the 6,481,716 shares of Common Stock beneficially owned by PRIMECAP Management Company, PRIMECAP Management Company has sole voting power over 2,920,316 shares and sole dispositive power over all 6,481,716 shares.

(4)	The information provided relating to Wellington Management Company, LLP is based exclusively on a Schedule 13G filed with the SEC on February 14, 2005. This filing reported that, of the 6,260,449 shares of Common Stock beneficially owned by Wellington Management Company, LLP, Wellington Management Company, LLP has shared voting power over 4,195,099 shares and shared dispositive power over all 6,260,449 shares.

(5)	Includes 116,032 shares, in the form of options, held by the Clark Family Limited Partnership, of which Paul N. Clark is trustee.

(6)	Includes 20,339 shares held by the David V. Milligan Trust, of which David V. Milligan is trustee.

(7)	Includes 157,590 shares held by the Gary and Susan Wilcox Living Trust, of which Gary L. Wilcox is a trustee.

(8)	Includes 1,000 shares held by the Goodkin-Wetmore Trust 1996, of which David A. Goodkin is a trustee.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors consists of ten members. The Board of Directors is divided into three classes, with one class of directors elected to a three-year term at each Annual Meeting of Stockholders. Seven of the directors are serving terms that continue beyond the Annual Meeting. Of the continuing directors, four are Class 1 directors and are serving terms that will not expire until the 2006 Annual Meeting of Stockholders and three are Class 2 directors and are serving terms that will not expire until the 2007 Annual Meeting of Stockholders. At the 2005 Annual Meeting, three directors will be elected, each of whom will hold office for a term of three years and until his or her successor is elected and qualified.

The Board of Directors has unanimously nominated Teresa Beck, Jack W. Schuler and Gary L. Wilcox, Ph.D. for election at the Annual Meeting. Unless otherwise instructed, it is the intention of the persons named as proxies on the enclosed proxy card to vote shares represented by properly executed proxies for the three nominees to the Board of Directors named above. If any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board of Directors. No circumstances are presently known that would render any nominee named herein unavailable to serve. To fill the vacancy created by the increase in the size of the Board of Directors, in January 2004, the Board appointed Jack W. Schuler as a Class 3 director. Similarly, to fill the vacancy created by the increase in the size of the Board of Directors, in March 2004, the Board appointed Teresa Beck as a Class 3 director.

Nominees for Election as Class 3 Directors

The following are the nominees to serve as Class 3 directors until the 2008 Annual Meeting of Stockholders and until their respective successors are elected and qualified:

Teresa Beck (age 50) has been a director since March 2004. Ms. Beck served as President of American Stores Co. from 1998 to 1999 and as Chief Financial Officer from 1993 to 1998. Prior to joining American Stores Co., Ms. Beck served as an audit manager for Ernst & Young LLP. Ms. Beck currently serves as a director of Albertson’s, Inc., Lexmark International, Inc., and Questar Corporation.

Jack W. Schuler (age 64) has been a director since January 2004. From 1972 to 1989, he served in various capacities at Abbott Laboratories, a healthcare products manufacturer, retiring as President and Chief Operating Officer, a position he held from 1987 to 1989. Mr. Schuler is a partner in Crabtree Partners, a Chicago-based venture capital firm. He currently serves as the Chairman of the boards of Ventana Medical Systems, Inc. and Stericycle, Inc. and as a director of Medtronic, Inc.

Gary L. Wilcox, Ph.D. (age 58) has been Executive Vice President, Operations, and a director since 1993. From 1989 to 1993, Dr. Wilcox served as Vice Chairman, Executive Vice President and director of XOMA

Corporation, a biotechnology company. From 1982 to December 1989, he was the President and Chief Executive Officer of International Genetic Engineering, Inc. (known as Ingene), a biotechnology company, which he co-founded. In 1989, Ingene was acquired by XOMA Corporation. Dr. Wilcox received his Ph.D. and M.A. in molecular biology and biochemistry and his B.A. in cellular and molecular biology from the University of California at Santa Barbara.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE ABOVE-NAMED NOMINEES

TO THE BOARD OF DIRECTORS.

Continuing Class 1 Directors (until 2006)

The four Class 1 directors, Frank T. Cary, James L. Ferguson, Robert J. Herbold and David V. Milligan, Ph.D., are currently serving terms that expire at the 2006 Annual Meeting of Stockholders and until their respective successors are elected and qualified. To fill the vacancy created by the increase in the size of the Board of Directors, in March 2005, the Board appointed Robert J. Herbold as a Class 1 director.

Frank T. Cary (age 84) has been a director since January 1990. He was Chief Executive Officer and Chairman of the Board of International Business Machines Corporation, a business equipment manufacturer, from 1973 to 1980. Mr. Cary currently serves as a director of Celgene Corporation, Cygnus, Inc., Lexmark International, Inc., Lincare, Inc. and Vion Pharmaceuticals, Inc.

James L. Ferguson (age 79) has been a director since January 1990. From 1973 to 1989, he served in various capacities at General Foods Corporation, a food manufacturing company, including Chief Executive Officer and President. Mr. Ferguson is a member of The Business Council and the Council on Foreign Relations, a Trustee of the Aspen Institute and a Life Trustee of Hamilton College.

Robert J. (Bob) Herbold (age 62) has been a director since March 2005. From 1994 to 2001, he held the position of Executive Vice President and Chief Operating Officer of Microsoft Corporation. Prior to joining Microsoft in 1994, he was Senior Vice President, Advertising and Information Services at the Procter & Gamble Company. Currently, Mr. Herbold is the Managing Director of Herbold Group, LLC, a consulting firm focused on profitability. Mr. Herbold currently serves on the board of directors of Weyerhaeuser Corporation, Agilent Technologies, First Mutual Bank, and Cintas Corporation. In addition, he is a member of the President’s Council of Advisors on Science and Technology.

David V. Milligan, Ph.D. (age 64) has been a director since October 1995. From May 1998 to the present, he has served as a Vice President of Bay City Capital, a San Francisco-based merchant bank. From 1979 to 1996, he served in various capacities at Abbott Laboratories, retiring as Senior Vice President and Chief Scientific Officer after previously heading both the diagnostics and the pharmaceutical research and development sectors. Dr. Milligan is currently Vice Chairman of the board of directors of Caliper Life Sciences, Inc., as well as a director of Galileo Laboratories, Inc., Pathway Diagnostics, Reliant Pharmaceuticals and Vicuron Pharmaceuticals, Inc.

Continuing Class 2 Directors (until 2007)

The three Class 2 directors, Paul N. Clark, Vaughn D. Bryson and Robert W. Pangia, are currently serving terms that expire at the 2007 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

Paul N. Clark (age 58) has been a director, Chief Executive Officer and President since June 1999, and the Chairman of the Board of Directors since February 2000. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and board member after serving previously as Vice President from

1984 to 1990 and Senior Vice President from 1990 to 1998. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company. Mr. Clark received his M.B.A. from Dartmouth College, Amos Tuck School, and his B.S. in finance from the University of Alabama.

Vaughn D. Bryson (age 66) has been a director since March 2004. He is President of Clinical Products, Inc., a medical foods company. Mr. Bryson was a 32-year employee of Eli Lilly and Company, a pharmaceutical company, where he served as President and Chief Executive Officer from 1991 until 1993. He was Executive Vice President from 1986 until 1991 and served as a member of the board of directors of Lilly from 1984 until his retirement in 1993. From 1994 to 1996, Mr. Bryson was Vice Chairman of Vector Securities International, Inc., an investment banking firm. He is currently a director of Amylin Pharmaceuticals, Inc., AtheroGenics, Inc. and Chiron Corporation.

Robert W. Pangia (age 53) has been a director since April 1990. Mr. Pangia is currently a partner of Ivy Capital Partners, a private equity fund specializing in healthcare investments. From 1987 to 1996, Mr. Pangia served as Executive Vice President and Director of Investment Banking at PaineWebber Incorporated, an investment banking and securities brokerage firm. From 1986 to 1987, he was a Managing Director with Drexel Burnham Lambert, an investment banking firm. From 1977 to 1986, Mr. Pangia worked in various positions in the Corporate Financing Department at Kidder Peabody & Co., an investment banking and securities brokerage firm, including serving as Director of the Technology Finance Group. He is currently a director of Biogen IDEC, Inc. and Network Associates, Inc.

Director Nominations Process

The Board of Directors has adopted a Charter of the Nominating and Corporate Governance Committee that describes the process by which candidates for possible inclusion in our recommended slate of director nominees are selected. The Board of Directors may amend this charter at any time, in which case the most current version will be available on our website at http://www.icos.com. As noted earlier, three of our current directors, Ms. Beck, Mr. Herbold and Mr. Schuler, were appointed by the Board of Directors to fill newly created board seats and have not been elected by the stockholders. Ms. Beck and Messrs. Herbold and Schuler were each recommended by one of our non-management directors.

Minimum Criteria for Board Members

The Board of Directors has approved qualifications recommended by the Nominating and Corporate Governance Committee for evaluating future director candidates. As a baseline measure, a qualified non-employee director would have sound business judgment, solid moral character, independence from management and meaningful and relevant experience. The relevant backgrounds that would most benefit the Board of Directors would include a proper balance over time of experience in the commercial, finance and research areas. This meaningful experience would involve working at the highest executive levels and, possibly, current public company board service. The Nominating and Corporate Governance Committee has determined that it is highly desirable that some directors have relevant pharmaceutical and/or biotechnology experience. In addition to these qualities, the Nominating and Corporate Governance Committee considers the diversity of the Board of Directors as a whole and views having directors of varying backgrounds and perspectives to be highly important.

The following factors are among those weighed by the Nominating and Corporate Governance Committee in assessing potential non-employee directors with the goal that new directors would enhance the effectiveness of the Board of Directors while minimizing the possibility of conflicts or other significant issues:

•	Family relationship with any employee or director;

•	Business relationships with ICOS;

•	Relationships with investment banks, accounting firms or law firms that provide or have recently provided services to ICOS;

•	Involvement in substantive legal, ethical or moral issues or controversies that could call into question personal or professional integrity;

•	Ability and intent to commit appropriate time and attention to board needs;

•	Personal or business factors that would be deleterious to board involvement and/or bring possible disrepute through association to ICOS and its board; and

•	Lack of current involvement in activities that are directly competitive with or adversarial to ICOS.

Process for Identifying Candidates

Our Nominating and Corporate Governance Committee has two primary methods for identifying candidates beyond those proposed by our stockholders. On a periodic basis, the Nominating and Corporate Governance Committee solicits ideas for possible candidates from a number of sources, including members of the Board of Directors, senior-level management, individuals personally known to the members of the Board and research, including publications, databases and Internet searches. In addition, the Nominating and Corporate Governance Committee may, from time to time, use its authority under its charter to retain a search firm to identify candidates.

Nomination Right of Stockholders

In accordance with our amended and restated bylaws and applicable law, recommendations for nominations for the election of directors for consideration by the Nominating and Corporate Governance Committee may be made by any stockholder of record entitled to vote for the election of directors at stockholder meetings held for such purpose. The requirements a stockholder must follow for recommending persons for consideration by the Nominating and Corporate Governance Committee for election as directors are set forth in our amended and restated bylaws and the section of this Proxy Statement entitled PROPOSALS OF STOCKHOLDERS FOR 2006 ANNUAL MEETING.

Subject to the superior rights, if any, of the holders of any class or series of stock having a preference over our Common Stock that we may issue in the future, if a stockholder complies with these procedures for recommending persons for consideration by the Nominating and Corporate Governance Committee for election as directors, the Nominating and Corporate Governance Committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the stockholder-recommended candidates and, in the exercise of the Nominating and Corporate Governance Committee’s independent judgment in accordance with the policies and procedures adopted in the Nominating and Corporate Governance Committee charter, will determine whether to recommend the stockholder-recommended candidates to the Board of Directors for inclusion in the list of candidates for election as directors at the next stockholder meeting held for such purpose.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Nominating and Corporate Governance Committee’s initial evaluation, a candidate continues to be of interest, the Nominating and Corporate Governance Committee will generally conduct interviews and arrange for appropriate background and reference checks.

Director Independence and Other Matters

The Board of Directors has determined each of the following directors is an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, or NASD: Teresa Beck, Vaughn D. Bryson, Frank T. Cary, James L. Ferguson, Robert J. Herbold, David V. Milligan, Ph.D., Robert W. Pangia, and Jack W. Schuler.

The Board of Directors has also determined that each member of the three standing committees of the Board meets the independence requirements applicable to those committees prescribed by the NASD, the SEC, and the Internal Revenue Service, or IRS. The Board of Directors has further determined that Teresa Beck and Robert W. Pangia, members of the Audit Committee of the Board of Directors, is each an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, and in the case of Mr. Pangia, by virtue of his relevant experience listed in his biographical summary provided above in the section entitled PROPOSAL 1: ELECTION OF DIRECTORS.

Dr. Milligan has been appointed the lead director of the Board and, in that role, chairs executive sessions of the independent directors.

Information on Committees of the Board of Directors and Meetings

The Board of Directors met six times during the year ended December 31, 2004. All directors, with the exception of Mr. Bryson, attended at least 75% of the meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which they served.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is governed by a written charter that may be amended by the Board of Directors at any time. The most current version of each committee’s charter is available on our website at http://www.icos.com.

The Audit Committee consists of three independent directors, Ms. Beck (Chairperson) and Messrs. Ferguson and Pangia. The Board of Directors has determined that Ms. Beck and Mr. Pangia are audit committee financial experts and each of the members of the Audit Committee is independent in accordance with applicable NASDAQ listing standards and SEC rules and regulations. Each member of the Audit Committee must meet certain independence and financial literacy requirements. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of ICOS’ financial statements, ICOS’ compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm. Among the responsibilities outlined in its charter, the Audit Committee appoints, compensates, retains and oversees the work of the independent registered public accounting firm employed by ICOS to conduct the annual audit examinations of ICOS’ financial statements and internal control over financial reporting. The members meet with representatives of the independent registered public accounting firm, internal auditors and management to review: the scope of proposed audits for the year; audit fees; and, at the conclusion of the audits, the audit reports. In addition, the Audit Committee reviews the financial statements, the related footnotes, management’s report on internal control over financial reporting and the independent registered public accounting firm’s reports thereon, and makes related recommendations to the Board of Directors as the Audit Committee deems appropriate. The Audit Committee met seven times during the year ended December 31, 2004.

The Compensation Committee consists of four independent directors, Messrs. Cary (Chairman), Bryson and Ferguson and Dr. Milligan. The Compensation Committee is responsible for establishing compensation levels for ICOS’ executive officers, establishing and administering performance-based compensation plans, evaluating the performances of ICOS’ executive officers, considering management succession and related matters, and administering ICOS’ equity incentive plan. The Compensation Committee met four times during the year ended December 31, 2004.

The Nominating and Corporate Governance Committee consists of four independent directors, Dr. Milligan (Chairman) and Messrs. Herbold, Pangia and Schuler. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors concerning the criteria for membership on the Board of Directors and the qualifications of prospective candidates, including candidates identified by stockholders in accordance with our amended and restated bylaws, to fill vacancies on, or to be elected or reelected to, the Board of Directors. The Nominating and Corporate Governance Committee also takes a leadership role in shaping the corporate governance of ICOS. The Nominating and Corporate Governance Committee maintains a set of corporate governance principles and a code of conduct applicable to our directors, officers and employees and monitors modifications and waivers of the code of conduct. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors concerning the conduct of Board meetings, the reporting channels to the Board of Directors and the information it receives, and succession planning for senior management. Annually, the Nominating and Corporate Governance Committee oversees an evaluation of the performance of the Board and reviews the qualifications, requirements, membership, structure and performance of Board committees. The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2004.

Compensation of Directors

ICOS has a policy of paying directors who are not employees of ICOS an annual fee of $30,000 for service on the Board of Directors, $2,000 for each Board meeting attended and $1,000 for each Board committee meeting attended. The non-employee chairperson of the Audit Committee receives an annual retainer fee of $10,000 in addition to any other compensation he or she may otherwise receive and the non-employee chairperson of each committee of the Board of Directors other than the Audit Committee receives an annual retainer fee of $8,000 in addition to any other compensation he or she may otherwise receive.

Pursuant to ICOS’ stock option grant program for non-employee directors, or the Director Program, each non-employee director is entitled to receive nonqualified stock option grants upon their initial election or appointment to the Board of Directors and, subject to certain limitations, at each Annual Meeting of Stockholders thereafter, assuming continued service on the Board.

Under the Director Program, upon initial election or appointment to the Board of Directors, each eligible director is entitled to receive an initial grant of nonqualified stock options for 30,000 shares of Common Stock. Each eligible director is also entitled to receive an annual grant of nonqualified stock options for 12,000 shares. However, if the date of a director’s initial grant upon election or appointment to the Board of Directors falls within the five-month period prior to an Annual Meeting of Stockholders, that director will not be eligible for an annual grant until the second Annual Meeting of Stockholders following the director’s initial election or appointment.

Stock options granted under the Director Program vest and become exercisable in two equal amounts as of each of the next two Annual Meetings of Stockholders. However, if a director’s initial grant upon election or appointment to the Board of Directors falls within the five-month period prior to an Annual Meeting of Stockholders, vesting does not commence until the second Annual Meeting of Stockholders following the director’s election or appointment. Vesting schedules, for both initial and annual grants, assume continued service on the Board of Directors during the vesting periods.

Stock options granted under the Director Program have an exercise price equal to the closing market price of the Common Stock on the date of the grant. The options have a ten-year term but cannot be exercised later than two years after termination of service as a director.

PROPOSAL 2: APPROVAL OF AMENDED AND RESTATED 1999 LONG-TERM INCENTIVE PLAN

General

ICOS currently maintains the 1999 Stock Option Plan, or the Option Plan, under which we can award stock options to purchase shares of Common Stock to our employees, directors and other key service providers. The Option Plan was originally adopted and approved by stockholders in 1999. The Option Plan has subsequently been amended on several instances with the last amendment and restatement by the Board of Directors occurring on January 21, 2004. The last stockholder approval of the Option Plan occurred in May 2001.

At the Annual Meeting, stockholders will be asked to approve the amended and restated ICOS Corporation 1999 Long-Term Incentive Plan, or Restated Plan. The Restated Plan was approved by the Board of Directors on January 27, 2005 subject to stockholder approval within one year. The Restated Plan amends and entirely restates the Option Plan and renames it as the ICOS Corporation 1999 Long-Term Incentive Plan. The Restated Plan will entirely replace and supersede the Option Plan with respect to future compensatory equity grants. The Restated Plan is attached to this Proxy Statement as Appendix A.

Whereas the Option Plan provided for the award of stock options, the Restated Plan will, among other things, permit the award of stock, stock units and/or stock appreciation rights (in addition to the award of stock options) in our discretion and will also extend the term of the Restated Plan until January 27, 2015. Stockholder approval of the Restated Plan will allow ICOS to continue to provide long-term incentives to employees and key service providers who are responsible for the success and growth of ICOS, to further align the interests of our employees with the interests of the stockholders through increased employee stock ownership and to assist ICOS in attracting and retaining employees of experience and outstanding ability. Stockholder approval will also enable stock option, stock appreciation rights, or SARs, stock units and stock grants to employees covered by Section 162(m) of the Internal Revenue Code of 1986, or the Code, to be eligible to qualify as performance-based compensation and enable “incentive stock option,” as defined by Code Section 422, or ISO, grants to employees to continue to qualify for favorable federal income tax treatment. If our stockholders do not approve the Restated Plan by January 27, 2006, the Restated Plan will terminate with no awards being granted thereunder and the Option Plan will continue to remain in effect in accordance with its terms.

No awards have been granted under the Restated Plan and no awards are expected to be granted under the Restated Plan unless and until the Restated Plan is timely approved by the stockholders. As of March 1, 2005, the fair market value of a share of our Common Stock (as determined by the last transaction price quoted by the NASDAQ National Market on such date) was $22.43.

Highlights of Material Changes to the Option Plan

The Restated Plan includes, among other things, the following changes to the Option Plan. A further overview of the proposed terms in the Restated Plan is provided below in the sections summarizing the Restated Plan:

•	Available Shares and Grant Limits. The Option Plan contained aggregate and individual share grant limits. Below is a summary of the proposed changes to the share grant limits under the Option Plan.

The Option Plan currently imposes the following share grant limits:

•	Total shares under the Option Plan – 17,412,048

•	Total shares under ISOs – 12,412,048

•	Options per person per any consecutive three years – 2,500,000

The Restated Plan would impose the following share grant limits:

•	Total shares under the Restated Plan – 15,371,522 shares, which includes 2,900,000 new shares

•	Total shares under ISOs – 15,371,522

•	Options per person per fiscal year – 2,000,000

•	Plan Term. The term of the Option Plan is currently scheduled to expire on May 6, 2009. The Restated Plan would extend this term and would instead be scheduled to expire on January 27, 2015.

•	Re-Pricing of Options/SARs and Minimum Exercise Price. The Option Plan provided that we had the discretionary ability to re-price stock options (e.g., lower the exercise price of an option). The Restated Plan provides that, unless there is stockholder approval, we may not re-price stock options or SARs. The Restated Plan also provides that the per share exercise price for an option or SAR cannot be less than the fair market value of a share of Common Stock on the date of grant. The Option Plan contained such a limitation only with respect to ISOs, which is a requirement of the Code.

•	Certain Definitions. There are minor changes to certain defined terms, including the definitions of Good Reason, Cause, Retirement, Disability, Change in Control, and others. The revised definitions are generally similar to the definitions included in the Option Plan and are intended to reflect current custom and practice.

•	Performance Goals. The Restated Plan expressly adds specified criteria for performance goals and objectives that the Compensation Committee can use and include with respect to any award. These performance goals are discussed in more detail below.

•	Director Retainer Fees Paid with Stock. The Restated Plan provides that, upon affirmative implementation by the Board of Directors, non-employee directors may elect to receive some or all of their annual retainer fees in the form of stock rather than cash. Payment of fees in the form of stock preserves our cash and further aligns directors’ interests with that of the stockholders.

The following is a summary of the principal features of the Restated Plan. If there is any inconsistency between the summary below and the terms of the Restated Plan, or if there is any inaccuracy in the following summary, the terms of the attached Restated Plan shall govern.

Long-Term Incentive Plan Eligibility

Employees (including those who are officers and/or directors), directors and consultants of ICOS, its subsidiaries and affiliates are eligible to participate in the Restated Plan and receive awards. The Restated Plan provides that such eligible participants can receive discretionary awards of: (i) stock option grants and (ii) other equity-based awards, including grants of stock, stock units and SARs, or, collectively, equity-based awards). Unless otherwise provided in the applicable agreement between the participant and ICOS, such equity-based awards are generally not transferable by the participant and any permitted transfers must be effected with our consent.

As of February 10, 2005, approximately 660 employees (including officers and employee directors) and eight non-employee members of the Board of Directors were eligible to participate in the Restated Plan. Consultants of ICOS are also eligible.

Share Reserve and Grant Limits

The proposed aggregate number of shares of Common Stock that are authorized for issuance under the Restated Plan is 15,371,522 shares of Common Stock.

The Option Plan’s aggregate number of shares limit is 17,412,048 shares of Common Stock. This 17,412,048 share limit is comprised of: (i) 10,000,000 shares plus (ii) up to 7,412,048 additional shares that could be carried over to the Option Plan from ICOS’ prior stock option plans due to shares being released from such prior stock option plans as a result of unissued shares and/or shares being released from canceled/forfeited stock options. To the extent that options outstanding under ICOS’ prior stock option plans were actually exercised for ICOS shares, then such shares would not be carried over to the Option Plan and would not be available for issuance under the Option Plan.

The Restated Plan’s proposed maximum share limit of 15,371,522 shares is derived by taking the Option Plan’s authorized limit of 17,412,048 shares and (i) adding the 2,900,000 new shares of Common Stock to be approved under this proposal and (ii) subtracting 4,940,526 shares of Common Stock that were issued after the Option Plan’s adoption by the Board of Directors pursuant to stock option exercises under ICOS’ prior stock option plans. Shares, stock units, SARs or options that are forfeited or unexercised under the Restated Plan or the Option Plan (including our prior option plans) generally become available again for award under the Restated Plan. In addition, only shares actually issued to settle SARs or stock units shall count toward the share grant limits. Shares withheld or surrendered to pay the exercise price or to satisfy tax withholding for awards granted under the Restated Plan (or the Option Plan or prior option plans) shall become available for award and not count toward the Restated Plan’s share grant limits. We may grant awards under other plans or programs and such awards may be settled in the form of shares issued under the Restated Plan, which will have the effect of reducing the number of shares available for award. As of January 31, 2005, 362,321 shares of Common Stock remained available for issuance pursuant to awards under the Option Plan.

The Restated Plan would impose the following share grant limits:

•	Options per person per fiscal year – 2,000,000

•	SARs per person per fiscal year – 2,000,000

•	Stock grants per person per fiscal year – 1,000,000

•	Stock units per person per fiscal year – 1,000,000

Approval of the material terms of the Restated Plan (including the above grant limits) by stockholders is necessary in order for awards to employees covered by the Code Section 162(m) to be eligible to qualify for the performance-based compensation exception to the tax deduction limitations of Section 162(m).

Administration

The Board of Directors may appoint one or more committees to administer the Restated Plan. These committees, or the Restated Plan Committee, shall consist of two or more directors selected by the Board of Directors and will be responsible for administering the Restated Plan. The composition of the Restated Plan Committee shall meet the requirements of (i) Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to awards issued to individuals who are subject to the short-swing profit restrictions of Section 16(b) of the Exchange Act and (ii) Code Section 162(m) with respect to awards issued to individuals covered by Section 162(m). The Restated Plan Committee has complete discretion, subject to the provisions of the Restated Plan, to authorize, modify, extend, exchange or assume stock options, restricted stock, stock units and SAR awards under the Restated Plan, to select participants, to prescribe award terms and conditions, to interpret plan provisions and to adopt applicable rules and procedures. The Board’s Compensation Committee shall be the Restated Plan Committee unless the Board of Directors provides otherwise. The Board may also authorize one or more officers to have the ability to make grants of options and equity-based awards to employees (who are not subject to Section 16 or Code Section 162(m)) within specified limits and parameters. The members of the Restated Plan Committee shall be indemnified by ICOS to the maximum extent permitted by applicable law for actions taken (or actions that were not taken) with respect to the Restated Plan. The Restated Plan Committee may at any time offer to buy out or cash out outstanding awards in exchange for cash and/or cash equivalents.

Stock Option Grants

The Restated Plan Committee may, in its discretion, grant nonstatutory stock options, incentive stock options, which are entitled to favorable income tax treatment under the Code, or a combination thereof under the Restated Plan. Grants of incentive stock options shall comply with the applicable provisions of the Code. Non-employees are not eligible to receive incentive stock options. The number of shares of Common Stock covered by each stock option granted to a participant will be determined by the Restated Plan Committee, but no participant may be granted stock options in any fiscal year that exceed the Restated Plan’s annual individual grant limits.

Stock option grants will be evidenced by an option agreement, which may contain varying terms and conditions. Stock options vest and become exercisable at the times and on the terms established by the Restated Plan Committee. The stock option exercise price will be set by the Restated Plan Committee and is generally equal to the fair market value of a share of Common Stock on the date the option was granted, although the Restated Plan Committee may establish a higher exercise price. Payment of the exercise price shall be in a form specified by the option agreement which may include cash, surrender of previously owned stock, cashless exercise, or other forms as determined by the Restated Plan Committee. Stock options expire at the times established by the Restated Plan Committee, but not later than ten years after the date of grant. The Restated Plan Committee may extend the maximum term of any stock option granted under the Restated Plan, subject to such ten-year limit from the date of grant. The Restated Plan Committee may at any time offer to buy out for a payment in cash or cash equivalents an option previously granted or authorize a participant to elect to cash out an option previously granted, in either case at such time and based upon such terms and conditions as the Restated Plan Committee shall establish. Stock options cannot be re-priced under the Restated Plan without stockholder approval.

Other Equity-Based Awards

Discretionary grants of equity-based awards will be evidenced by an award agreement which may contain varying terms and conditions. Payment of the purchase price, if any, shall be in a form specified by the applicable agreement which may include cash, surrender of previously owned stock, or other forms as determined by the Restated Plan Committee.

The Restated Plan Committee may award shares of Common Stock that are generally not paid for and which are not transferable unless certain conditions are met. Such an award is called restricted stock. When the restricted stock award conditions (which may include performance conditions) are satisfied, then the participant is vested in the shares and has complete ownership of the shares. At any particular time, a participant may be partially vested, fully vested or not vested at all in the restricted stock that was awarded. The holders of restricted stock awarded under the Restated Plan shall generally have the same voting, dividend and other rights as our other stockholders.

The Restated Plan Committee may also award stock units. A stock unit is a bookkeeping entry that represents the equivalent of a share of Common Stock. A stock unit is similar to restricted stock in that the Restated Plan Committee may establish performance goals and/or other conditions that must be satisfied before the participant can receive any benefit from the stock unit. When the participant satisfies the conditions of the stock unit award, ICOS will pay the participant for the vested stock units with cash and/or shares. The amount received may depend upon the degree of achievement of the performance goals, although the Restated Plan Committee has discretion to reduce or waive any performance objectives.

Additionally, the Restated Plan Committee may grant stock appreciation rights, and such grants may be made in conjunction with stock options. The number of shares covered by each stock appreciation right will be determined by the Restated Plan Committee. The stock appreciation right exercise price will be set by the Restated Plan Committee and is generally equal to the fair market value of a share of Common Stock on the date the SAR was granted although the Restated Plan Committee may establish a higher exercise price. Upon exercise of a stock appreciation right, the participant will receive payment from ICOS in an amount determined by multiplying (a) the difference between (i) the fair market value of a share of Common Stock on the date of exercise and (ii) the grant price (generally the fair market value of shares on the grant date) times (b) the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash and/or shares of ICOS Common Stock, as determined by the Restated Plan Committee. Stock appreciation rights vest and are exercisable at the times and on the terms established by the Restated Plan Committee. An unexercised stock appreciation right may be deemed to be automatically exercised on its expiration date if its per share exercise price is less than the fair market value of a share on such date to the extent provided in the applicable SAR agreement. Stock appreciation rights cannot be re-priced under the Restated Plan without stockholder approval.

Performance Goals

The Restated Plan specifies performance goals that the Restated Plan Committee may use in awards to persons subject to the limitations of Code Section 162(m). These performance goals are defined as one or more objective measurable performance factors determined by the Restated Plan Committee with respect to each performance period based upon one or more factors, including, but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added, or EVA; (xiv) stock price; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) synthesis of specified materials; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) clinical studies; (xxix) manufacturing, production or inventory; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) internal controls; (xxxvii) policies and procedures; (xxxviii) accounting and reporting; (xxxix) information technology; (xl) site, plant or building development; (xli) business development; (xlii) strategic alliances, licensing and partnering; (xliii) mergers and acquisitions or divestitures; and/or (xliv) financings. The Restated Plan also establishes that a “performance period” can be any period of time up to thirty-six months in duration.

The inclusion of performance goals in awards of stock and/or stock units to persons subject to the limitations of Code Section 162(m) can permit such equity awards to qualify for the performance-based compensation exception to the tax deduction limitations. Approval of the material terms of the Restated Plan (including the specified performance goal criteria) by stockholders is necessary in order for grants of stock and/or stock units to employees covered by Code Section 162(m) to be eligible to qualify for the performance-based compensation exception to the tax deduction limitations of Section 162(m).

Payment of Director Fees in Securities

Upon the Board of Director’s affirmative determination to authorize such a provision, a non-employee director may elect to receive from 25% to 100% of his or her annual retainer payments in the form of shares of Common Stock granted under the Restated Plan. The terms and conditions of such an arrangement shall be determined by the Board of Directors.

Termination of Service

While the Restated Plan Committee generally has discretionary authority with respect to determining terms and conditions on a grant-by-grant basis, the Restated Plan provides for certain default provisions related to a participant’s termination of service in the event that the Restated Plan Committee does not provide otherwise. In general, a participant will be permitted to exercise his/her vested option or SAR for up to three months after termination of service. However, in the event of a participant’s retirement, the participant can exercise his/her vested options/SARs for up to three years after retirement. If termination of service is due to death or disability, then the participant’s vested options/SARs can be exercised for up to eighteen months after termination. Termination of service due to cause shall cause forfeiture of all outstanding awards. In all cases, any post-service exercise periods shall be subject to the specified term of the option and/or SAR.

Change in Control

In the event of a Change in Control of ICOS, a participant’s outstanding awards shall fully vest if such awards are not assumed, substituted or otherwise replaced by the acquirer or successor. In addition, an award may at the time of grant or any time thereafter, in the discretion of the Restated Plan Committee, provide for acceleration of vesting upon a Change in Control or due to other events.

Amendment and Termination

The Board of Directors may amend or modify the Restated Plan, in any or all respects whatsoever, subject to any required stockholder approval. The Restated Plan will terminate on January 27, 2015 unless terminated earlier by the Board of Directors.

Adjustments Upon Changes in Capitalization

In the event of a subdivision of the outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the exercise price of each outstanding option/SAR, the number and class of shares subject to each award, the share limitations on grants, as well as the number and class of shares available for issuance under the Restated Plan shall be appropriately adjusted (if at all) by the Restated Plan Committee in its sole discretion.

New Plan Benefits

All awards of the Restated Plan are granted at the discretion of the Restated Plan Committee. Therefore, the benefits and amounts that will be received or allocated under the Restated Plan are not determinable. The following table sets forth the number of shares subject to options granted under the Option Plan during our fiscal year ended December 31, 2004.

Name of Individual or Group	Number of Shares Subject to Option Grants	Potential Realizable Value at 5% Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Paul N. Clark Chairman, President and Chief Executive Officer	245,600	$6,533,511

Gary L. Wilcox Executive Vice President, Operations and Director	28,300	752,843

W. Michael Gallatin Vice President and Scientific Director	32,200	856,592

David A. Goodkin Vice President, Development and Chief Medical Officer	46,200	1,229,024

Michael A. Stein Vice President and Chief Financial Officer	60,600	1,612,096

All current executive officers as a group	523,500	13,926,273

All current directors who are not executive officers as a group	138,000	3,212,193

All employees in 2004, including officers who were not executive officers, as a group	572,991	14,518,540

(1)	The actual value, if any, that any individual may realize will depend on the future performance of the Common Stock and overall market conditions, as well as the option holder’s continued employment through the vesting period. The realizable values presented above reflect the assumed compounded annual growth rate of 5%. These values are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. There can be no assurance that the actual value realized by an officer, director, employee or stockholder will approximate the potential realizable values set forth in the table.

In January 2005, options to purchase shares of Common Stock were awarded in the following amounts: Mr. Clark, 250,000; Dr. Wilcox, 23,900 shares; Dr. Gallatin, 32,900 shares; Dr. Goodkin, 62,000 shares; Mr. Stein, 61,000 shares; all executive officers as a group 564,000 shares; and all employees, including current officers who are not executive officers, 737,958 shares. The amounts shown for 2004 and 2005 are not necessarily indicative of future grants under the Restated Plan.

The following table sets forth information as of December 31, 2004, with respect to our compensation plans, for which our Common Stock is authorized for issuance. All of our compensation plans have been approved by security holders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price per Share of Outstanding Options	Weighted- Average Term Remaining	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	10,712,237	$33.76	6.00 years	1,611,062

The following table sets forth similar information as of January 31, 2005.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price per Share of Outstanding Options	Weighted- Average Term Remaining	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	11,803,904	$33.12	6.41 years	362,322

Federal Income Tax Consequences

The following is a brief summary of the United States federal income tax consequences of certain transactions under the Restated Plan based on federal income tax laws in effect as of February 10, 2005. This summary is not intended to be exhaustive and does not discuss the tax consequences of an optionee’s death or provisions of the income tax laws of any municipality, state or other country in which an optionee may reside. This summary does not purport to be complete. ICOS advises all participants to consult their own tax advisors concerning the tax implications relating to their awards under the Restated Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the option. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income, which is subject to withholding taxes, upon exercise in an amount equal to the difference between the aggregate fair market value of the shares and the aggregate exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except possibly for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares transferred upon the exercise for at least the legally required minimum holding periods of one year after option exercise and two years after grant.

A participant is not deemed to receive any taxable income at the time an award of unvested stock units is granted, nor are we entitled to a tax deduction at that time. When vested stock units and any dividend equivalents are settled and distributed, the participant is deemed to receive an amount of ordinary income equal to the amount of cash and/or the fair market value of shares received. This income is subject to withholding taxes for employees or former employees.

For restricted stock awards, unless the participant elects under Code Section 83(b) to be taxed at the time of receipt of the restricted stock, the participant will not have taxable income upon the receipt of the award, but upon vesting will recognize ordinary income equal to the fair market value of the shares or cash received (that exceeds the amount paid, if any, for such shares) at the time of vesting.

At the discretion of the Restated Plan Committee, the Restated Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise, receipt or vesting of an award by electing to have shares of Common Stock withheld, and/or by delivering to us already-owned shares.

ICOS will generally be entitled to a tax deduction in connection with an award under the Restated Plan only in an amount equal to the ordinary income recognized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with certain conditions imposed by the Code Section 162(m) rules and if the material terms of such compensation are disclosed to and approved by our stockholders. We have structured the Restated Plan with the intention that compensation resulting from awards under the Restated Plan can qualify as “performance-based compensation” and, if so qualified, would be deductible. Such favorable tax treatment is subject to, among other things, approval of the Restated Plan by our stockholders and, accordingly, we are seeking such approval.

Governing Law

The governing state law of the Restated Plan (except for choice-of-law provisions) is Washington, which is the state of our headquarters and the place of residence for most of our employees.

Required Vote

The affirmative vote of a majority of shares of voting stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the Restated Plan. If the Restated Plan is not approved by stockholders, then the Option Plan will remain in effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE APPROVAL OF THE AMENDED AND

RESTATED 1999 LONG-TERM INCENTIVE PLAN.

PROPOSAL 3: APPROVAL OF THE ICOS CORPORATION

2005 MANAGEMENT INCENTIVE PLAN

Purpose of the Request for Approval

Our Board of Directors believes that a well designed incentive compensation plan for our managers is a significant factor in improving our operating and financial performance, thereby enhancing stockholder value. Important elements of such a plan include:

•	goals and objectives specified in advance for each performance period;

•	objective, measurable factors as the basis for any payments made under the plan; and

•	administrative oversight of the plan by a committee of the Board of Directors comprised of independent directors.

Our Board of Directors’ intention is that amounts paid pursuant to such a specific plan should be deductible as business expenses. Code Section 162(m) limits deductibility of bonuses paid to senior executives, as explained below, unless such a plan meets certain criteria, including stockholder approval.

At its meeting on January 27, 2005, our Board of Directors adopted our ICOS Corporation 2005 Management Incentive Plan, or the MIP. The MIP is consistent with the criteria stated above and fully complies with Code Section 162(m), if approved by our stockholders. We reserve the right, however, to pay bonuses outside of and independent of the MIP.

Briefly, Code Section 162(m) requires:

•	bonuses to be paid pursuant to an objective formula;

•	certification by the Compensation Committee that the performance goals in the formula have been satisfied; and

•	that our stockholders have approved the material terms of the MIP, which include: the participants covered by the MIP, the individual bonus limit and the objective performance goals listed in (i) through (xli) under the heading “Maximum Bonus and Payout Criteria” below, to ensure that all bonuses paid, including those paid to our Chief Executive Officer and our four other most highly compensated executive officers (covered employees) are fully deductible.

By approval of the material terms of the MIP by our stockholders, bonuses paid to each “covered employee” may be exempt from the $1 million annual deduction limit under Code Section 162(m) as performance-based compensation. Accordingly, our Board of Directors believes adoption of the MIP to be in the interests of our stockholders and recommends approval.

The following is a summary of the material terms of the MIP. A copy of the MIP is attached to this Proxy Statement as Appendix B. If there is any discrepancy between this summary and the MIP, the terms of the MIP will control.

Purpose of the MIP

The purpose of the MIP is to motivate and reward our eligible employees for good performance by making a portion of their cash compensation dependent on the achievement of certain objective performance goals related to our performance.

Administration

The MIP will be administered by the Compensation Committee, the members of which each qualify as “outside directors” under Code Section 162(m). Our Compensation Committee will have the sole discretion and authority to administer and interpret the MIP.

Participants

Individuals eligible for MIP awards are our officers and key employees, as determined by the Compensation Committee. However, since the determination of eligibility by the Compensation Committee may vary from time to time, the number of our officers and key employees who will participate in the MIP and the amount of such MIP awards are not presently determinable.

Maximum Bonus and Payout Criteria

Bonus payments under the MIP may be made not only in cash, but also in awards available under our 1999 Plan or, if approved, our Restated Plan, as determined by the Compensation Committee. The payment to each participant is based on an individual bonus target for the performance period set by the Compensation Committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by the Compensation Committee for such performance period. The performance goals may include one or more of the following: (i) operating income; (ii) EBITDA; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) EVA; (xiv) stock price; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) synthesis of specified materials; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) clinical studies; (xxix) manufacturing, production or inventory; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) information technology; (xxxvii) site, plant or building development; (xxxviii) business development; (xxxix) strategic alliances, licensing and partnering; (xl) mergers and acquisitions or divestitures; and/or (xli) financings, each with respect ICOS and/or one or more of its affiliates or operating units. The bonus payable to a participant who is not a covered employee may also be based on other factors. A performance period is any period up to thirty-six months in duration. The performance period(s), individual bonus target(s) and performance goal(s) will be adopted by the Compensation Committee in its sole discretion with respect to each performance period and must be adopted no later than the latest time permitted by the Code in order for bonus payments pursuant to the MIP to be deductible under Code Section 162(m).

The actual amount of future bonus payments under the MIP is not presently determinable. However, the MIP provides that no bonus in excess of $2,000,000 will be paid to any participant for any performance period. Further, the Compensation Committee, in its sole discretion, may reduce the amount of a participant’s bonus under the MIP to an amount below the amount otherwise payable pursuant to the MIP formula.

Bonuses will not be paid to covered employees unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Code Section 162(m).

The payment of a bonus for a given performance period generally requires the participant to be employed by us as of the date the bonus is paid. If a participant dies following the conclusion of a performance period but prior to payment of the corresponding bonus, however, the bonus will be paid to the participant’s beneficiary.

Required Vote

The affirmative vote of a majority of shares of voting stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the MIP. If the MIP and its performance goals are not approved by the stockholders, no bonuses will be paid thereunder to covered employees within the meaning of Code Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE APPROVAL OF THE 2005 MANAGEMENT INCENTIVE PLAN.

PROPOSAL 4: APPROVAL OF OUR REINCORPORATION

FROM DELAWARE TO WASHINGTON

On December 7, 2004, our Board of Directors unanimously approved our reincorporation from Delaware to Washington. The proposed reincorporation would be accomplished by our merging with and into a newly formed Washington subsidiary, ICOS Washington Corporation, or ICOS Washington. In connection with the proposed reincorporation, our Board of Directors also approved a form of agreement and plan of merger by and between us and ICOS Washington and forms of articles of incorporation and bylaws of ICOS Washington. The Board of Directors approved the reincorporation because it believes that changing our state of incorporation from Delaware to Washington will serve our best interests and those of our stockholders. We request that our stockholders approve our reincorporation from Delaware to Washington at the Annual Meeting.

The principal reason that the Board of Directors recommends approval of the reincorporation is briefly summarized below, followed by a discussion of the means by which we will effect the reincorporation and the principal differences between Delaware and Washington corporate law with respect to stockholders.

Principal Reason for the Proposed Reincorporation

The principal reason for our Board of Directors’ recommendation to reincorporate from Delaware to Washington is the substantial reduction in franchise taxes that will result from the proposed reincorporation. Our Delaware franchise tax liability for 2004, which is calculated based on assets and total authorized shares, was $165,000 (calculated based on the assumed par value capital method). Washington charges no such franchise tax; domestic companies incorporated in Washington pay only an annual license fee of $59. In addition, our headquarters are located in Bothell, Washington.

Plan of Merger

In order to effect the change in our state of incorporation, ICOS Corporation, or ICOS Delaware, will merge with and into ICOS Washington Corporation, or ICOS Washington, a newly created, wholly owned subsidiary of ICOS Delaware, in accordance with the proposed agreement and plan of merger attached to this Proxy Statement as Appendix C. In the merger, each outstanding share of ICOS Delaware (together with the rights associated with each such share to purchase shares of ICOS Delaware Series A Junior Participating Preferred Stock pursuant to that certain Rights Agreement, dated as of August 9, 2002, by and between ICOS Delaware and Mellon Investor Services LLC, or Rights Agreement) will automatically be converted into one fully paid and nonassessable share of ICOS Washington (together with an associated right to purchase shares of ICOS Washington Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, which agreement ICOS Washington will assume in the merger). Each outstanding certificate representing shares of ICOS Delaware will continue to represent the same number of shares of ICOS Washington (and related share purchase rights). ICOS Delaware stockholders will not need to exchange their existing stock certificates. After the merger, ICOS Washington will continue to be traded on The NASDAQ National Market under the same symbol, ICOS, without any interruption related to the reincorporation.

In connection with the merger, ICOS Washington will assume and continue the stock option plans (including, without limitation, the 1989 Stock Option Plan, the 1991 Stock Option Plan for Nonemployee Directors and the 1999 Plan (or the Restated Plan, as the case may be)) and all other employee benefit plans of ICOS Delaware, or collectively, the ICOS Delaware Plans. Each outstanding and unexercised option or other right to purchase a security convertible into ICOS Delaware shares under an ICOS Delaware Plan shall become an equivalent option or right to purchase a security convertible into ICOS Washington shares, on the same terms and conditions as set forth in the applicable ICOS Delaware Plan.

In the merger, ICOS Washington will assume all of ICOS Delaware’s obligations under and pursuant to that certain Indenture, dated as of June 20, 2003, from ICOS Delaware to Wells Fargo Bank, National Association, Trustee and the 2% Convertible Subordinated Notes Due July 1, 2023 issued thereunder, or Notes. Each outstanding Note will become an obligation of ICOS Washington and will be convertible into shares of Common Stock of ICOS Washington on the basis of one share of ICOS Washington Common Stock for each share of ICOS Delaware Common Stock issuable upon conversion of any such Note, on the same terms and conditions as set forth in the Indenture and the Note, and at a conversion price equal to the conversion price applicable to any such Note at the effective date of the merger.

The articles of incorporation and bylaws of ICOS Washington as in effect immediately before the merger will be the articles of incorporation and bylaws of the surviving corporation. ICOS Washington’s articles of incorporation are attached to this Proxy Statement as Appendix D. ICOS Washington’s articles of incorporation and bylaws are substantially identical to ICOS Delaware’s restated certificate of incorporation and amended and restated bylaws, except for changes reflecting the differences between Washington and Delaware corporate law and changes described below. Upon the effectiveness of the merger, ICOS Washington’s name will be changed to ICOS Corporation.

The discussion contained in this Proxy Statement is qualified in its entirety by reference to the full text of the agreement and plan of merger (attached to this Proxy Statement as Appendix C) and the articles of incorporation of ICOS Washington (attached to this Proxy Statement as Appendix D).

Effect of Reincorporation and Merger

The reincorporation and merger will effect a change in our legal domicile and other changes of a legal nature, the most significant of which are described in this Proxy Statement. The reincorporation and merger will not result in any change in our name, business, management, location of our offices, assets, liabilities, net worth or accounting practices. Moreover, as noted above, our Common Stock will continue to be traded on The NASDAQ National Market under the same symbol, ICOS, without any interruption related to the reincorporation. The reincorporation and merger will not give rise to any appraisal or dissenters’ rights.

Principal Differences in Corporate Charters

ICOS Washington’s articles of incorporation primarily differ from ICOS Delaware’s restated certificate of incorporation as to indemnification of directors and officers and limitations on director liability as a result of the differences between Washington and Delaware corporate law.

Limitation on Director Liability

Although the Washington Business Corporation Act, or WBCA, and the Delaware General Corporation Law, or DGCL, allow charter documents to eliminate or limit the personal liability of directors, the two statutes prescribe different limitations. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in specified circumstances involving (a) intentional misconduct or a knowing violation of law, (b) unlawful distributions in violation of Section 23B.08.310 of the WBCA, or (c) transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 10 of ICOS Washington’s articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, these limitations on a director’s liability to ICOS Washington and its shareholders.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) payments of unlawful dividends or unlawful stock repurchases or redemptions arising under Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. Article 10 of ICOS Delaware’s restated certificate of incorporation provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors, a director shall not be liable to ICOS Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director. Article 10 also provides that any amendment to or repeal of Article 10 shall not adversely affect any right or protection of ICOS Delaware’s directors for, or with respect to, any acts or omissions of the directors occurring prior to the amendment or repeal.

Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the WBCA provide that a corporation may indemnify a director who is made party to a proceeding if the director acted in good faith, reasonably believed that his or her conduct was in the corporation’s best interests (or, if the director was not acting in his or her official capacity with respect to the corporation, at least not opposed to the corporation’s best interests) and had no reasonable cause to believe that his or her conduct was unlawful. The determination that the director met this standard of conduct must be made by the Board of Directors, a committee of the Board of Directors, special legal counsel or the shareholders in accordance with the provisions of Section 23B.08.550. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, or a derivative action, in which the director is adjudged liable to the corporation or in connection with any other proceeding in which the director is adjudged liable on the basis that he or she received an improper personal benefit. In the case of derivative actions, indemnification extends only to reasonable expenses incurred in connection with the defense or settlement of the action. These provisions authorize a corporation to provide, or a court to award, indemnification to directors and officers on terms sufficiently broad to permit indemnification under some circumstances for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act. Section 10 of ICOS Washington’s bylaws provides for indemnification of directors, officers, employees and agents to the maximum extent permitted by Washington law.

Section 145 of the DGCL provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings (other than derivative actions), whether civil, criminal, administrative or investigative, if they acted in good faith and in a manner they reasonably believed to be in (or not opposed to) the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval must be obtained before there can be any indemnification of an action in which the person seeking indemnification has been found liable to the corporation. The statute provides that this indemnification is not exclusive of other indemnification that may be granted by the corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreements or otherwise. Section 10 of ICOS Delaware’s amended and restated bylaws provides for indemnification to the fullest extent permitted by Delaware law. Subject to any restrictions imposed by the DGCL, ICOS Delaware’s amended and restated bylaws provide an unconditional right to indemnification for all expense, liability and loss actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of ICOS Delaware or that, being or having been a director or officer, such person is or was serving at ICOS Delaware’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.

ICOS Delaware has included undertakings in various registration statements filed with the Securities and Exchange Commission that, if indemnification may be permitted to a director, officer or controlling person of ICOS Delaware relating to liabilities arising under the Securities Act, ICOS Delaware will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by ICOS Delaware would be against public policy as expressed in the Securities Act and will be governed by any final adjudication of the issue.

Number of Directors

ICOS Delaware’s restated certificate of incorporation authorizes the Board of Directors to fix its size at no less than three directors and no greater than twelve directors. Moreover, the restated certificate of incorporation provides that the Board of Directors of ICOS Delaware is divided into three classes, as equal in size as possible and with each class subject to reelection every three years. ICOS Washington’s articles of incorporation similarly authorize its Board of Directors to fix the number of directors at no less than three and no greater than twelve directors and establish a similar classified board structure; provided, however, that Article 7 of the articles of incorporation of ICOS Washington allows for the Board of Directors of ICOS Washington to consist of only one director until the effective date of the reincorporation. We acknowledge that Proposal 6 to declassify our Board, received from the Comptroller of the City of New York, is included in this Proxy Statement. For the reasons set forth in our statement against Proposal 6, we believe that our Board should remain classified as set forth in both the restated certificate of incorporation of ICOS Delaware and the articles of incorporation of ICOS Washington.

Other Differences

There are a number of other differences between the restated certificate of incorporation of ICOS Delaware and ICOS Washington’s articles of incorporation. These differences are not expected to have any material effect on our governance. In addition, variations exist between the respective bylaws of ICOS Delaware and ICOS Washington, but none of these provisions are expected to have a material effect on our governance.

Differences in Corporate Law

The DGCL currently governs the rights of ICOS Delaware stockholders. After the reincorporation, those rights will be governed by the WBCA. The following discussion summarizes significant differences between the provisions of the WBCA and DGCL, as applicable to a public company.

Provisions Affecting Acquisitions and Business Combinations

Chapter 23B.19 of the WBCA prohibits a “target corporation,” with limited exceptions, from engaging in specified “significant business transactions” with an “acquiring person” (or an affiliate of an acquiring person) that owns 10% or more of the voting securities of the target corporation for a period of five years after the acquisition of 10% or more of the voting securities, unless the transaction or the share acquisition by the acquiring person is approved by a majority of the target corporation’s directors before the date of the transaction or share acquisition. The prohibited transactions include, among others, a merger or consolidation with, a significant disposition of assets to, the redemption of stock from or issuance of shares or rights to acquire shares to, the acquiring person, the termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares, or allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, the transaction may occur if specified criteria are met.

Target corporations include all publicly traded domestic corporations, as well as foreign corporations that meet specified requirements. Foreign corporations that are required to have a certificate of authority to transact business in Washington are also subject to the statute if: (a) the corporation has a class of voting shares registered with the SEC pursuant to Section 12 or 15 of the Exchange; (b) its principal executive office is located in Washington; (c) it has (i) more than 10% of its shareholders of record resident in Washington, (ii) more than 10% of its shares owned by Washington residents, or (iii) 1,000 or more shareholders of record in Washington; (d) a majority of its employees, together with those of its subsidiaries, are Washington residents or it, together with its subsidiaries, employs more than 1,000 Washington residents; and (e) a majority of the corporation’s tangible assets, together with those of its subsidiaries, are located in Washington or the corporation, together with its subsidiaries, has more than $50 million worth of tangible assets in Washington. A corporation that does not qualify as a target corporation will nonetheless be deemed to be a target corporation if the failure to satisfy the criteria is caused by the action of, or is the result of a proposal by, the acquiring person or affiliate of the acquiring person. We believe that we, as a Delaware corporation headquartered in Washington, are already subject to Chapter 23B.19 of the WBCA.

Section 203 of the DGCL provides that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in specified “business combinations” with the target corporation for a period of three years following the date the person became an interested stockholder, unless: (a) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (b) the interested stockholder owns at least 85% of the target corporation’s voting stock outstanding at the time the business combination is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine individually whether shares will be tendered in a tender or exchange offer); or (c) the business combination is approved by the board of directors of the target corporation and approved by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock of the target corporation not owned by the interested stockholder.

These restrictions placed on interested stockholders by Section 203 of the DGCL do not apply in specific circumstances, including when (a) the target corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or (b) the target corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203; provided, that the amendment (i) is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote, (ii) will not be effective until 12 months after its adoption, and (iii) will not apply to any business combination with a person who became an interested stockholder at or before its adoption.

We believe that the differences between these two statutes, as they apply to us, are not material. As discussed above, we believe that we are already subject to Chapter 23B.19 of the WBCA. After the reincorporation, we would continue to be subject to the provisions of Chapter 23B.19 of the WBCA as a domestic corporation with a class of voting securities registered under the Exchange Act. After the reincorporation, however, we would no longer be subject to the provisions of Section 203 of the DGCL.

Amendment of Articles/Certificate of Incorporation

Under the DGCL, amendments to a corporation’s certificate of incorporation require the approval of a majority of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment as a class, unless a higher proportion is specified in the corporation’s certificate of incorporation. ICOS Delaware’s restated certificate of incorporation provides that amendments to Article 6 (“Directors”) require the approval of at least two-thirds of the outstanding shares or the approval of two-thirds of the “Continuing Directors” (as defined therein) then in office.

The WBCA authorizes a corporation’s board of directors to make various changes to its articles of incorporation without shareholder approval, including changing the corporate name, and, if the corporation has only one class of shares outstanding, changing the number of authorized shares in order to effectuate a stock split or stock dividend in the corporation’s own shares, or to change the authorized number of shares in proportion thereto and changing or eliminating provisions with respect to par value. Other amendments to a corporation’s articles of incorporation must be recommended to the shareholders by the board of directors, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the proposed amendment. An amendment to the articles of incorporation of a public company must be approved by a majority of all votes entitled to be cast by each voting group that has the right to vote on the amendment and, if the amendment is to the articles of incorporation of a public company, by a majority of all the votes entitled to be cast by that voting group. If the amendment relates to an organic change specified in the WBCA (for example, a merger or the sale of substantially all of the corporation’s assets), however, the amendment must be approved by two-thirds of the votes entitled to be cast by each voting group entitled to vote as a separate group, unless the articles of incorporation allow a lesser vote, but not less than a majority of all votes entitled to be cast. Article 11 of ICOS Washington’s articles of incorporation will permit amendment of the articles by a majority vote of all votes entitled to be cast and provides that a majority vote is sufficient to approve any matter for which the WBCA would otherwise require a two-thirds vote. Notwithstanding Article 11, however, ICOS Washington’s articles of incorporation provide (in a manner similar to the restated certificate of incorporation of ICOS Delaware) that amendments to Article 7 (“Directors”) require the approval of at least two-thirds of the outstanding shares or a vote of two-thirds of the “Continuing Directors” (as defined therein) then in office. As a result, the vote required to amend the charter will not change from ICOS Delaware to ICOS Washington.

Mergers, Acquisitions and Other Transactions

Under the DGCL, a merger, consolidation, sale of all or substantially all of a corporation’s assets other than in the regular course of business or dissolution of a corporation must be approved by a majority of the outstanding shares entitled to vote.

Under the WBCA, a merger, consolidation, sale of substantially all of a corporation’s assets other than in the regular course of business, or a dissolution of a public corporation must be recommended by the board of directors and approved by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless a different proportion is specified in the articles of incorporation. The WBCA allows companies to provide for a lesser vote or lesser vote by separate voting groups, so long as the vote provided for each separate voting group is not less than a majority of all votes entitled to be cast. ICOS Washington’s articles of incorporation will permit a merger, consolidation or sale of substantially all of the corporation’s assets by a majority vote of all votes entitled to be cast. As a result, there will be no difference between ICOS Delaware and ICOS Washington with respect to this approval threshold.

Action Without a Meeting

Unless otherwise provided for in a company’s certificate of incorporation, the DGCL authorizes stockholder action without a meeting if consents are received from holders of not less than the minimum number of outstanding shares that would be necessary to approve the action at a meeting. ICOS Delaware’s certificate of incorporation allows action by stockholders only by unanimous written consent of holders of all outstanding shares. In contrast, under the WBCA, shareholders of a public company may take action without a meeting only by unanimous written consent. As a result, the ability of shareholders of ICOS Washington to take action without a meeting will not change from ICOS Delaware to ICOS Washington.

Special Meetings of Stockholders

The DGCL provides that the board of directors or a person authorized by the corporation’s certificate of incorporation or bylaws may call a special meeting of stockholders. ICOS Delaware’s amended and restated bylaws provide that a special meeting of stockholders may be called by the board of directors, the chairman, the president or stockholders representing 20% of the outstanding voting shares. Under the WBCA, the board of directors, persons authorized by the corporation’s articles of incorporation or bylaws and shareholders holding at least 10% of the votes entitled to be cast on any issue proposed to be considered may call a special meeting of the corporation’s shareholders. Under Washington law, however, the right of shareholders of a public company to call a special meeting may be limited by the corporation’s articles of incorporation. Similar to ICOS Delaware’s amended and restated bylaws, ICOS Washington’s bylaws provide that special meetings of shareholders may be called by the board of directors, the chairman, the president or shareholders representing 20% of the outstanding voting shares. As a result, there will be no change from ICOS Delaware to ICOS Washington with respect to shareholders’ ability to call a special meeting.

Class Voting

The DGCL requires voting by a separate class only with respect to amendments to the certificate of incorporation that adversely affect the holders of that class or that increase or decrease the aggregate number of authorized shares or the par value of the shares of that class. Under the WBCA, the articles of incorporation of a corporation may authorize one or more classes of shares that have special, conditional or limited voting rights, including the right to vote on particular matters as a group. The articles of incorporation may, however, limit or deny the rights of holders of a class to vote as a group with respect to certain amendments to the articles of incorporation and mergers that adversely affect the rights of holders of that class, if such limitations are expressly referenced in the articles of incorporation. Article 6 of ICOS Washington’s articles of incorporation includes such express limitations. As a result, there is effectively no difference between ICOS Delaware and ICOS Washington with respect to class voting rights.

Transactions With Officers or Directors

The WBCA provides a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if (a) it is approved by a majority of qualified directors; (b) it is approved by the affirmative vote of a majority of all qualified shares; or (c) at the time of commitment, the transaction was fair to the corporation. For purposes of this provision, a “qualified director” is one who does not have (i) a conflicting interest respecting the transaction or (ii) a familial, financial, professional or employment relationship with a second director who does have a conflicting interest that would reasonably be expected to exert an influence on the first director’s judgment when voting on the transaction. “Qualified shares” are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest with respect to the transaction.

The DGCL provides that a contract or transaction between a corporation and one or more of its officers or directors or an entity in which the director or officer has an interest is not void or voidable solely because of that interest or the participation of the director or officer in a meeting in which the board of directors or a committee of the board of directors authorizes the contract or transaction if (a) the material facts as to the relationship or interest and the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee authorizes the contract or transaction in good faith by the affirmative vote of a majority of disinterested directors; (b) the material facts as to the relationship or interest and the contract or transaction are disclosed or are known to the stockholders entitled to vote on the contract or transaction, and the contract or transaction is specifically approved in good faith by the requisite vote of the stockholders; or (c) the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board of directors or the stockholders.

Dissenters’ or Appraisal Rights

Under the WBCA, a shareholder is entitled to dissent from and, upon perfection of his or her dissenters’ rights, to obtain fair value of his or her shares in the event of specified corporate actions, including mergers, consolidations, share exchanges, sales of substantially all the assets of the corporation and amendments to the corporation’s articles of incorporation that materially and adversely affect that shareholder’s rights. Under the DGCL, appraisal rights are available only in connection with specified mergers or consolidations, unless otherwise provided in the corporation’s certificate of incorporation. Unless the certificate of incorporation otherwise provides, however, the DGCL does not provide appraisal rights even for specified mergers or consolidations if (a) the shares of the corporation are listed on a national securities exchange, designated as a

“national market system” security or held of record by more than 2,000 stockholders (so long as the stockholders receive in the merger shares of the surviving corporation or any other corporation the shares of which are listed on a national securities exchange, designated as a national market system security or held of record by more than 2,000 stockholders) or (b) the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The procedure for exercise of dissenters’ rights under the WBCA is also different from the procedure to perfect appraisal rights under the DGCL. Our Common Stock is, and will continue to be after the reincorporation, quoted on The NASDAQ National Market. Therefore, ICOS Delaware stockholders currently do not have statutory appraisal rights under the DGCL in the corporate actions described above. In contrast, ICOS Washington shareholders will have statutory dissenters’ rights under the WBCA.

Tax Consequences

We anticipate that the reincorporation and merger will constitute a tax-free reorganization under the Code and no gain or loss will be recognized for federal income tax purposes by ICOS Delaware, ICOS Washington or our stockholders as a result of the reincorporation and merger. We further anticipate that our stockholders will have the same tax basis and holding period for the shares of ICOS Washington they will be deemed to receive in exchange for their ICOS Delaware shares as they have for their ICOS Delaware shares. In addition, ICOS Washington generally will succeed to the tax attributes of ICOS Delaware.

The general tax-free character of the reincorporation and merger depends on the “continuity of interest” requirement that stockholders retain, through ownership of ICOS Washington securities, a significant equity interest in our business after the reincorporation and merger. If this requirement is not met, the reincorporation and merger may not be a tax-free reorganization, which could result in a taxable event for both us and our stockholders. Because we will not apply for a ruling from the IRS with respect to the federal income tax consequences of the reincorporation, we cannot guarantee that the IRS will agree with its conclusions regarding the federal income tax consequences of the reincorporation.

This federal income tax discussion is based on current law. Although this discussion is intended to cover the material federal income tax consequences of the reincorporation, it may not address issues that are material to a stockholder in light of his or her particular tax situation and does not address foreign, state or local tax consequences. Each stockholder is urged to consult his or her own tax advisor concerning the particular tax consequences of the reincorporation to that stockholder.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting is required to approve our reincorporation from Delaware to Washington.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR OUR

REINCORPORATION FROM DELAWARE TO WASHINGTON.

PROPOSAL 5: RATIFICATION OF

THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends that you vote “FOR” ratification of its selection of KPMG LLP, independent registered public accounting firm, to audit and report on the financial statements of ICOS for the year ending December 31, 2005 and internal control over financial reporting as of December 31, 2005. KPMG audited the financial statements of ICOS for the year ended December 31, 2004 and internal control over financial reporting as of December 31, 2004. Representatives of KPMG will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions of stockholders. The affirmative vote of a majority of the shares represented at the Annual Meeting is required for the ratification of the Board of Directors’ selection of KPMG as ICOS’ independent registered public accounting firm. If stockholders fail to ratify the selection of KPMG, the Audit Committee and the Board of Directors will consider whether to retain KPMG, and may retain that firm or another firm without resubmitting the matter to stockholders.

The aggregate fees and expenses billed for professional services rendered by KPMG for the years ended December 31, 2004 and December 31, 2003 were as follows:

	2004	2003
Audit	$273,500	$153,109
Audit-related	28,780	12,265
Tax	3,700	3,250

Total	$305,980	$168,624

Audit-related fees were for the audit of our 401(k) plan and consultation concerning reporting and internal control standards. Tax fees were for preparation of compliance filings for our 401(k) plan.

The Audit Committee has considered whether the services listed above are compatible with maintaining the registered public accounting firm’s independence. All services rendered by KPMG were approved by the Audit Committee in accordance with the SEC’s requirements regarding auditor independence.

Pre–Approval Policy.    The Audit Committee has established a policy requiring its pre-approval of all services provided by the independent registered public accounting firm. The policy is available at http://www.icos.com. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval. The policy requires specific pre–approval of all other permitted services. Consistent with the policy, the Audit Committee has delegated to its Chairperson the authority to pre-approve services, and the Chairperson must report any pre–approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 6: STOCKHOLDER PROPOSAL

REGARDING BOARD DECLASSIFICATION

The Comptroller of the City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, 1 Centre Street, New York, New York 10007-2341, beneficial owner as of November 16, 2004, of approximately 289,850 shares of our Common Stock, has notified ICOS that it intends to present the following resolution at the Annual Meeting.

Stockholder Proposal

BE IT RESOLVED, that the stockholders of ICOS Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the reelection of any incumbent director whose term, under the current classified system, subsequently expires.

Supporting Statement

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

ICOS Statement in Opposition to the Proposal Regarding Board Declassification

ICOS Corporation, like the proponent, is committed to good corporate governance. We believe that part of good governance involves having directors with the proper knowledge and experience to oversee our affairs. Our classified board provides continuity and facilitates long-term planning by the Board, enhances the independence of non-employee directors, and encourages potential acquirers to negotiate transactions with the board that are fair to all stockholders. Further, the benefits of a classified board do not come at the expense of director accountability and responsiveness.

In 1993, our stockholders demonstrated agreement with our assessment when they decided that our Board of Directors should be divided into three classes, with directors from each class elected to staggered three-year terms, to help ensure that we would always have a certain number of experienced directors available. Our stockholders’ decision has worked well for the past twelve years, in that it balances the need to have new directors to bring fresh ideas and perspectives to the company with the need for experience on the board. Moreover, according to a 2004 report of the Investor Responsibility Research Center, more than 60% of the S&P 500 and S&P 1500 companies have classified boards. The Board of Directors believes that this classified board structure continues to be in the best interests of ICOS and our stockholders.

Continuity and Long-Term Strategic Planning.    The election of directors by classes is designed to prevent sudden disruptive changes to the composition of the board by preventing the election of an entirely new board in any one year. Under the classified structure, a majority of the board generally will be experienced directors that have in-depth knowledge of ICOS and its business and strategies. The Board believes that directors with such understanding are better able to make fundamental decisions about our business and guide management in implementing such decisions. Three-year staggered terms allow experienced directors to evaluate projects and policies that will affect the growth and vitality of ICOS well into the future.

Independence of Non-Employee Directors.    We believe that the classified board structure enhances the independence of the non-employee directors who sit on the Board by providing them with a longer assured term of office, which allows directors to be outspoken without concern that their fellow directors must renominate them each year and reduces management’s ability to pressure directors to act too quickly and in an uninformed manner. With three-year terms, directors do not have to continually consider an upcoming nomination for re-election the following year.

Negotiations With Potential Acquirers.    We believe that a classified board reduces our vulnerability to certain unfriendly or unsolicited takeover tactics. Because potential acquirers cannot take control of a classified board in a single stockholder meeting, potential acquirers, if any, would find it necessary to rely on arm’s-length negotiations with the Board, placing the Board in a better position to seek the best possible outcome for all stockholders. Because at least two annual meetings of stockholders generally are required to effect a change in control of the Board, classification provides the incumbent directors with adequate time to review any takeover proposal, study appropriate alternatives and negotiate the best result for all stockholders.

Accountability.    Regardless of the length of their term, our directors are required to uphold their fiduciary duties to ICOS and our stockholders. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. Moreover, the Board believes that directors elected to a classified board are no less accountable to stockholders than they would be if all directors were elected annually. Since at least some directors must stand for election each year, stockholders have the annual opportunity to withhold votes from directors as a way of expressing any dissatisfaction they may have with the Board or management.

Effect of Proposal.    Approval of this stockholder proposal would not in itself eliminate the classified board. Our stockholders voted to provide for a classified board in our restated certificate of incorporation. The Board cannot change this provision of our restated certificate of incorporation without stockholder approval. To implement this proposal, two-thirds of our “Continuing Directors” (as defined in our restated certificate of incorporation) would need to approve and recommend to our stockholders such an amendment to our certificate of incorporation and holders of at least two-thirds of our outstanding shares of Common Stock would need to approve such a proposal at a subsequent meeting of stockholders.

For the foregoing reasons, the Board has determined that retention of the classified board is in the best interests of ICOS and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST

PROPOSAL 6.

CORPORATE OFFICERS

The following persons are officers of ICOS. Each officer named below is expected to be reelected at the Board meeting to be held on May 3, 2005.

Name	Age	Positions and Offices with ICOS	Officer Since
Paul N. Clark	58	Chief Executive Officer, President, Chairman	1999
Leonard M. Blum	44	Vice President, Sales and Marketing	2000
W. Michael Gallatin, Ph.D.	51	Vice President, Scientific Director	1993
David A. Goodkin, M.D., FACP	49	Vice President, Development; Chief Medical Officer	2002
Thomas P. St. John, Ph.D.	52	Vice President, Therapeutic Development	1993
Michael A. Stein	55	Vice President, Chief Financial Officer	2001
Clifford J. Stocks	46	Vice President, Business Development	1999
Gary L. Wilcox, Ph.D.	58	Executive Vice President, Operations	1993
Michele Yetman	40	Vice President, Human Resources	2005

The biographical summaries of Mr. Clark and Dr. Wilcox are provided above in the section entitled PROPOSAL 1: ELECTION OF DIRECTORS.

Leonard M. Blum (age 44) joined ICOS as Vice President, Marketing in June 2000 and was appointed ICOS’ Vice President, Sales and Marketing in January 2001. From August 1997 to June 2000, Mr. Blum served in various capacities for Merck Sharp & Dohme Israel, a pharmaceutical company, including Marketing Director and Business Unit Director. He joined Merck and Co. in 1987, served in several positions in the United States, and led sales and marketing teams in Germany, Israel and Switzerland. His previous experience includes service as an officer in the United States Army Special Forces and as a Corporate Financial Analyst with the Investment Banking Division at Shearson Lehman American Express, a financial services company. Mr. Blum received his M.B.A. from the Stanford Graduate School of Business and his A.B. in economics, magna cum laude, from Princeton University. He was a Fulbright Scholar in international finance at the University of Zurich.

W. Michael Gallatin, Ph.D. (age 51) has been Vice President and Scientific Director since April 1995. Dr. Gallatin joined ICOS in 1990 as Director of the Cell Adhesion Program and became a Senior Director, Science, in July 1992. He was appointed Vice President, Biological Research, in October 1993. Prior to joining ICOS, Dr. Gallatin was a faculty member of the Fred Hutchinson Cancer Research Center in Seattle, Washington, and an affiliate faculty member of the Department of Microbiology at the University of Washington. He received his Ph.D. in immunology from the University of Alberta and his B.S. in zoology from Truman State University (formerly Northeast Missouri State University).

David A. Goodkin, M.D., F.A.C.P, (age 49) joined ICOS in August 2002 as Vice President, Development and Chief Medical Officer. From 1992 to 2002, Dr. Goodkin was employed in various capacities for Amgen Inc., a biopharmaceutical company, serving as Vice President, Clinical Research from 2000 to 2002. Dr. Goodkin is board certified in nephrology and internal medicine. He completed nephrology fellowships at Albert Einstein Medical Center and Temple University Health Sciences Center, and an internal medicine residency at the University of Miami. He received his medical degree from the State University of New York at Syracuse and graduated summa cum laude from Dartmouth College.

Thomas P. St. John, Ph.D. (age 52) has been Vice President, Therapeutic Development, since October 1993. Dr. St. John joined ICOS in September 1990 as Director of the Structural Cell Biology Program and became a Senior Director, Science, in July 1992. Prior to joining ICOS, Dr. St. John was a faculty member of the Fred

Hutchinson Cancer Research Center in Seattle, Washington, and an affiliate faculty member in the Department of Medicine and Department of Genetics at the University of Washington. Dr. St. John received his Ph.D. in biochemistry from Stanford University and his B.S. in biology from California Institute of Technology.

Michael A. Stein (age 55) has been Vice President and Chief Financial Officer since January 2001. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc., a fashion specialty retailer. From 1989 to 1998, Mr. Stein was employed in various capacities for Marriott International, Inc., a global hospitality company, and its predecessor, Marriott Corporation, serving as Executive Vice President and Chief Financial Officer from 1993 to 1998. Prior to working with Marriott, Mr. Stein spent 18 years with Arthur Andersen LLP, where he was a partner based in the firm’s Washington, D.C. office. Mr. Stein serves on the board of trustees of the Fred Hutchinson Cancer Research Center and the board of directors of Apartment Investment and Management Company and Getty Images, Inc. He received his B.S. in business administration from the University of Maryland at College Park, Maryland.

Clifford J. Stocks (age 46) has been Vice President, Business Development, since January 1999. Mr. Stocks joined ICOS in February 1992 as a Business/Corporate Development Manager and became Director, Business Development in January 1993 and Senior Director, Business Development, in January 1997. From October 1989 to September 1991, Mr. Stocks was an Associate with Booz Allen & Hamilton, a management consulting firm. Mr. Stocks received his M.B.A. from the University of Chicago Graduate School of Business and his B.S. in biology from the University of Utah.

Michele Yetman (age 40) has been Vice President, Human Resources since April 2002 and was named a corporate officer in January 2005. Ms. Yetman joined ICOS in August 1997 as Director, Human Resources and became Senior Director, Human Resources in November 2000. From 1995 to 1997, Ms. Yetman served in a Human Resources management role with International Data Group, or IDG, a media, research and exposition company. Prior to working with IDG, Ms. Yetman spent eight years with Genetics Institute, Inc., now a division of Wyeth Pharmaceuticals. Ms. Yetman received her B.A. in Human Resources and English from the University of Michigan.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid by ICOS during the past three years to its Chief Executive Officer and the other four most highly compensated individuals who were serving as executive officers at December 31, 2004, or the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation						Long-Term Compensation Awards					All Other Compensation ($)
		Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award ($)			Securities Underlying Options (#) (6)
Paul N. Clark Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$850,000 750,000 650,000		$825,000 — —	(1) (2) (2)	$4,583 10,032 146,870	(4) (4) (4)	$	— — —		200,000 45,600 800,330	(7)	$2,570 4,297 6,671	(8)

Gary L. Wilcox Executive Vice President, Operations and Director	2004 2003 2002	500,000 480,000 462,000		191,200 — —	(1) (2) (2)	— — —			— — —		18,000 10,300 114,060		1,806 1,806 1,806	(9)

W. Michael Gallatin Vice President and Scientific Director	2004 2003 2002	390,000 370,000 353,000		165,145 — —	(1) (2) (2)	— — —			— — —		22,900 9,300 114,220		966 966 630	(9)

David A. Goodkin Vice President, Development and Chief Medical Officer	2004 2003 2002	415,000 370,000 134,000	(3)	214,555 — 100,000	(1) (2) (2)(3)	— — —			— — 550,000	(5)	36,000 10,200 162,300		630 630 236	(9)

Michael A. Stein Vice President and Chief Financial Officer	2004 2003 2002	425,000 370,000 350,000		259,080 — —	(1) (2) (2)	— — —			— — —		46,500 14,100 174,990		1,806 966 966	(9)

(1)	Reflects cash awards for 2004 performance under the ICOS Management Incentive Plan, or the MIP. The MIP awards in previous years were settled with stock options and are included in Long-Term Compensation Awards in the periods earned. See note (6) below for additional information regarding the MIP stock option grants.

(2)	In years prior to 2004, performance-based bonuses under the MIP were paid in stock options.

(3)	Dr. Goodkin became Vice President, Development and Chief Medical Officer of ICOS on August 14, 2002, and received a $100,000 bonus upon the commencement of his employment.

(4)	Represents payments made by ICOS to, or for the benefit of, Mr. Clark. The amounts in 2004 and 2003 were tax reimbursement. The amount shown in 2002 was $69,000 in club initiation fees, $17,100 in professional fees, and $60,770 in tax reimbursement. See related discussion in “Employment Contracts, Termination of Employment and Change of Control Arrangements.”

(5)	Dr. Goodkin was granted 20,000 shares of restricted stock on August 14, 2002, upon the commencement of his employment. The value attributable to restricted stock was calculated by multiplying the number of shares of restricted stock awarded by $27.50, the closing market price on the date of the restricted stock grant. Dr. Goodkin’s restricted stock award became fully vested on August 14, 2004.

(6)	Represents options awarded to the Named Executive Officers pursuant to the MIP (for 2003 and 2002) and the periodic stock option grant program. The amounts also include stock options awarded to Dr. Goodkin in conjunction with his commencement of employment in 2002.

MIP Stock Option Grants

As indicated in note (1) above, MIP awards for performance in 2003 and 2002 were settled with stock options. The MIP awards for performance in 2004 were settled in cash. Stock options granted pursuant to the MIP are reported in the year earned. The total number of MIP stock options earned by the Named Executive Officers for performance in 2003 and 2002 were as follows:

	2003	2002
Paul N. Clark	45,600	70,200
Gary L. Wilcox	10,300	16,800
W. Michael Gallatin	9,300	15,500
David A. Goodkin	10,200	6,500
Michael A. Stein	14,100	21,400

Periodic Stock Option Grant Program

The decrease in stock option awards for 2003 was primarily due to the timing of ICOS’ periodic stock option grants and, in the case of Mr. Clark, 300,000 options awarded in 2002 in relation to his employment contract. ICOS granted periodic stock option awards in January and December 2002. Because the December 2002 stock option awards would normally have been granted in January 2003, no periodic stock options were granted in 2003. Under the periodic option grant program, in December 2002, Mr. Clark was awarded stock options to purchase 300,000 shares of Common Stock and the Named Executive Officers were awarded stock option grants in the following amounts: Dr. Wilcox, 47,500 shares; Dr. Gallatin, 54,700 shares; Dr. Goodkin, 55,800 shares; and Mr. Stein, 100,000 shares.

(7)	Represents options awarded to Mr. Clark pursuant to the MIP for 2003 performance. In December 2002, Mr. Clark was awarded stock options to purchase 300,000 shares at $29.74 per share under the periodic option grant program. Because the December 2002 stock option award would normally have been granted in January 2003, no periodic stock options were granted to Mr. Clark in 2003.

(8)	All other compensation for 2004 represents reimbursement of personal travel, in accordance with Mr. Clark’s employment agreement, and subsequent arrangements approved by the Board of Directors, as well as taxable compensation related to group term life insurance premiums paid by ICOS. See EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

(9)	Reflects taxable compensation related to group term life insurance premiums paid by ICOS for Drs. Wilcox, Gallatin and Goodkin and Mr. Stein.

2004 Option Grants

The following table sets forth certain information regarding stock options granted to the Named Executive Officers in 2004.

Option Grants in 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted (#) (1)	Percent of Total Options Granted to Employees in 2004	Exercise Price ($/Share) (2)	Expiration Date	5% ($)	10% ($)
Paul N. Clark	245,600	22%	$42.30	1/21/14	$6,533,511	$16,557,199
Gary L. Wilcox	28,300	3%	42.30	1/21/14	752,843	1,907,853
W. Michael Gallatin	32,200	3%	42.30	1/21/14	856,592	2,170,773
David A. Goodkin	46,200	4%	42.30	1/21/14	1,229,024	3,114,587
Michael A. Stein	60,600	6%	42.30	1/21/14	1,612,096	4,085,368
Totals for: Named Executive Officers	412,900	38%	—	—	$10,984,066	$27,835,780
All Stockholders (4)	—	—	—	—	$1,692,791,604	$4,289,866,283

(1)	Represents options granted to the Named Executive Officers pursuant to the MIP in 2003 and 2004 periodic stock option grant program. Options generally expire ten years from the date of the grant or three months after termination of employment, whichever is earlier. Options granted under the MIP vest immediately. Options granted under the periodic stock option grant program become exercisable in forty-eight equal monthly installments, beginning on the grant date. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or, subject to certain conditions, by offsetting the underlying shares. According to the terms of our Option Plan, certain changes in control of ICOS would provide optionees the right to exercise their options in whole, or in part, whether or not the vesting requirements set forth in their option agreements have been satisfied. See EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS for a description of provisions regarding acceleration of vesting upon certain changes of control. See note (6) above, under EXECUTIVE COMPENSATION—SUMMARY COMPENSATION TABLE for additional information regarding grants to the Named Executive Officers in 2004 for performance under the MIP in 2003.

(2)	The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant based on the closing price of the Common Stock as reported on The NASDAQ National Market.

(3)	The actual value, if any, that a Named Executive Officer or any other individual may realize will depend on the future performance of the Common Stock and overall market conditions, as well as the option holder’s continued employment through the vesting period. The realizable values presented above reflect assumed compounded annual growth rates of 5% and 10% in accordance with regulations of the SEC. These values are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. There can be no assurance that the actual value realized by a Named Executive Officer or stockholder will approximate the potential realizable values set forth in the table.

(4)

The increase in the market value of the holdings of all of our stockholders over a ten-year period based on 63,633,417 shares of Common Stock outstanding as of December 31, 2004, at assumed annual rates of appreciation of 5% and 10% from a base price of $42.30 per share (which represents the weighted-average of the fair market value of the underlying Common Stock on the dates of the grants to the Named Executive Officers during 2004) would be $1,692,791,604 and $4,289,866,283, respectively. Thus, the potential realizable gain on options granted in 2004 to the Named Executive Officers represents 0.7% of the total realizable gain by all stockholders if the assumed appreciation rates of 5% and 10% are achieved. Actual gains, if any, depend on the future performance of the Common Stock and overall market conditions. The amounts reflected in the table may not be achieved.

2004 Aggregate Option Exercises and Year-End Option Values

The following table sets forth certain information regarding option exercises during 2004 and options held by Named Executive Officers as of December 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul N. Clark	—	$—	2,356,160	448,211	$939,688	$515,313
Gary L. Wilcox	3,325	117,306	438,096	52,940	3,214,602	—
W. Michael Gallatin	7,548	143,940	295,768	58,743	1,482,133	—
David A. Goodkin	—	—	110,903	97,597	45,500	32,500
Michael A. Stein	—	—	249,441	103,239	—	—

(1)	Based on the closing price of a share of Common Stock as reported on The NASDAQ National Market on December 31, 2004 ($28.28). There is no guarantee that, if and when these options are exercised, they will have this value.

Compensation Committee Interlocks and Insider Participation

During 2004, the Compensation Committee consisted of Messrs. Cary, Bryson and Ferguson and Dr. Milligan. None of ICOS’ executive officers served during the year ended December 31, 2004, as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of the Compensation Committee or Board of Directors of ICOS.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing compensation levels for ICOS’ executive officers, including the Chief Executive Officer, establishing and administering performance-based compensation plans, evaluating the performances of ICOS’ executive officers, considering management succession and related matters, and administering ICOS’ stock option plans. The Board of Directors and Compensation Committee believe that executive compensation practices should be closely aligned with stockholders’ interests and should be competitive with what other companies are offering. The Compensation Committee is comprised of Frank T. Cary (Chairman), Vaughn D. Bryson, James L. Ferguson and David V. Milligan, all of whom are independent directors of ICOS.

The Compensation Committee has hired an independent compensation consultant to assist the Committee with respect to establishing the compensation philosophy and with respect to making specific compensation decisions. Based on the recommendation of the independent consultant, it is the Committee’s philosophy to make compensation decisions with reference to the 75th percentile of the available market data for base salary and annual incentives and the 50th percentile for equity incentives. The independent consultant provides the Committee with market data for each executive position which consists of survey data for life science and biotechnology companies and a peer group of comparable companies with which ICOS competes for executive talent.

Base Salaries.    Each executive officer’s salary is based on (i) the Compensation Committee’s compensation philosophy, (ii) the market data on salaries, (iii) the consultant’s recommendation, and (iv) an evaluation of the executive’s performance.

Bonuses.    For 2004, ICOS for the first time paid cash performance bonuses under the Management Incentive Plan, or MIP. In years prior to 2004, bonuses under the MIP were paid in stock options. The Compensation Committee’s independent consultant recommended including a cash bonus incentive to reflect common practice by ICOS’ peers. Messrs. Clark, Blum, Stein and Stocks and Drs. Gallatin, Goodkin, St. John and Wilcox participated in this performance-based incentive program. Under the MIP, a competitive bonus target based on a percentage of each executive’s base salary is established. Bonuses granted to participants in the MIP for 2004 were based on a combination of company performance and individual performance, measured against predetermined incentive objectives that reflect aggressive goals, which, in general, exceed expected results for the year. The corporate goals included specific accomplishments in the clinical, research, business development, operations and finance areas. Bonuses for 2004 performance were paid in early 2005.

Annual and Long-Term Incentive Compensation.    The majority of ICOS’ employees, including executive officers, are eligible for periodic stock option grants. Stock option grants are designed to align optionees’ interests with stockholders by offering such optionees a long-term incentive based on the appreciation of ICOS’ Common Stock. In determining the size of stock option grants to executive officers under the periodic program, the Compensation Committee considers the recommendation of the independent consultant regarding the range of competitive grants for each executive and the performance of each executive. Specifically, the Committee determines individual grants by reference to the range of grant practices for similarly situated executives at peer group companies including, but not limited to, Genentech, Inc., MedImmune, Inc., Protein Design Labs, Inc., Celgene Corporation and Genecor International, Inc., and the degree to which the individual satisfies his or her performance goals under the MIP. The options granted through the program have an exercise price equal to the fair market value of the Common Stock on the grant date, vest monthly over a four-year period and generally terminate after ten years or three months after termination of employment, whichever is earlier. With stockholder approval of the Restated Plan discussed in Proposal 2 above, the Committee will have the flexibility to award not only stock options to executive officers, but also be permitted to award stock, stock units and stock appreciation rights. Independent of the form of award used in the future, the Committee anticipates that a significant portion of such compensation will be tied to performance.

2004 Compensation of the Chief Executive Officer.    In establishing 2004 compensation for the Chief Executive Officer, the Compensation Committee considered, in part, Mr. Clark’s employment agreement, which is described in this Proxy Statement under the heading EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS. Based on the Committee’s compensation philosophy described above, the market data and the independent compensation consultant’s recommendations, the Committee made the following decisions:

The Compensation Committee established Mr. Clark’s annual base salary for 2004 at $850,000.

In January 2005, Mr. Clark was awarded a cash bonus under the MIP of $825,000. The MIP award was based on a combination of Mr. Clark’s individual performance and the achievement of 2004 corporate objectives, including: market performance goals for Cialis® (tadalafil) (e.g., sales and market share); amount of the Lilly ICOS LLC loss; enrollment of the first patient, completion of enrollment and database lock for certain clinical studies; completion of various preclinical studies; fulfillment of formulation and manufacturing goals; accomplishment of particular licensing objectives; and various financial goals.

In January 2004, Mr. Clark was awarded stock options to purchase 200,000 shares of Common Stock under ICOS’ stock option grant program.

Section 162(m) Limitations on Executive Compensation.    Compensation payments in excess of $1 million to each of the Chief Executive Officer and the four other most highly compensated executive officers are subject to a limitation on deductibility for ICOS under Code Section 162(m). Certain performance-based compensation is not subject to the limitation on deductibility. The 2005 MIP is being presented to stockholders for approval to address the possibility that cash compensation in 2005 to the Chief Executive Officer may be in excess of $1 million. The Restated Plan is designed to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Submitted by the Compensation Committee of ICOS’ Board of Directors.

Frank T. Cary, Chairman

Vaughn D. Bryson

James L. Ferguson

David V. Milligan, Ph.D.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the CRSP Total Return Index for The NASDAQ Pharmaceutical Stocks, the stocks of which are quoted on The NASDAQ Stock Market and the Primary Standard Industrial Classification Code Number of which is 283, Pharmaceutical Companies. Upon request, we will provide to stockholders a list of companies that comprise The NASDAQ Pharmaceutical Stock Index. Stock price performance shown for ICOS is historical and not necessarily indicative of future price performance.

Comparison of Cumulative Total Return Among ICOS Corporation,

the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies)

and the CRSP Total Return Index for The NASDAQ Pharmaceutical Stocks (1)

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

ICOS Corporation	$100	$178	$196	$80	$141	$97

CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies)	$100	$60	$48	$33	$49	$54

CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks	$100	$125	$106	$69	$101	$107

(1)	Assumes $100 was invested on December 31, 1999 in the Common Stock, the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and CRSP Total Return Index for The NASDAQ Pharmaceutical Stocks. Total return performance for the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the CRSP Total Return Index for The NASDAQ Pharmaceutical Stocks is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and CRSP Total Return Index for The NASDAQ Pharmaceutical Stocks are produced and published by the Center for Research in Security Prices at the University of Chicago, Graduate School of Business, 725 South Wells Street, Suite 800, Chicago, Illinois 60607.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has determined that members of the Audit Committee of the Board of Directors are independent, as that term is defined in Rule 4200(a)(15) of the NASD Marketplace Rules, and carry out their responsibilities in accordance with an Audit Committee charter adopted on January 27, 2005. The Board of Directors may amend this charter at any time, in which case the most current version will be available on our website at http://www.icos.com. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 with ICOS’ management. In addition, the Audit Committee has discussed with ICOS’ independent registered public accounting firm, KPMG LLP, all of the matters required by the SEC’s Statement on Auditing Standards No. 61, “Communication with Audit Committees” and U.S. generally accepted auditing standards. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG their independence. Based on these discussions and reviews, the Audit Committee recommended to ICOS’ Board of Directors that the audited financial statements, for the year ended December 31, 2004 and the audited assessment of internal control over financial reporting be included in ICOS’ Annual Report on Form 10-K for 2004. The Committee also evaluated the performance of KPMG and recommended to the Board of Directors that KPMG be selected as ICOS’ independent registered public accounting firm, to audit and report on ICOS’ financial statements for the year ending December 31, 2005 and ICOS’ internal control over financial reporting as of December 31, 2005.

Submitted by the Audit Committee of the Board of Directors.

Teresa Beck, Chairperson

James L. Ferguson

Robert W. Pangia

CORPORATE GOVERNANCE

Current copies of the following materials related to our corporate governance policies and practices are available publicly on our website at http://www.icos.com.

•	Restated Certificate of Incorporation

•	Amended and Restated Bylaws

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Code of Conduct (applicable to directors, officers and employees)

•	Independent Auditor Services and Fees Pre-Approval Policy

Copies may also be obtained, free of charge, by writing to: Vice President, General Counsel and Secretary, 22021 – 20th Avenue S.E., Bothell, Washington 98021.

The Board of Directors has also established a policy under which interested stockholders can send communications to the Board of Directors, a committee of the Board of Directors and to individual directors pursuant to which stockholders may send written communication to the Secretary, ICOS Corporation, 22021 – 20th Avenue S.E., Bothell, Washington 98021. The Secretary will forward appropriate communication to the Board of Directors, the appropriate committee of the Board of Directors, or to individual directors. The Secretary, in consultation with the Chairman of the Board, will determine which communications are appropriate. The Board of Directors has established a policy requiring each Board member to attend ICOS’ Annual Meeting of Stockholders except for absences due to causes beyond the reasonable control of the director. There were eleven directors at the time of the 2004 Annual Meeting of Stockholders and nine attended the meeting.

Dr. Milligan has been appointed the lead director of the Board of Directors and, in that role, chairs executive sessions of the independent directors. Executive sessions of independent directors are held at least twice a year. The sessions are scheduled. Any independent director may request that additional executive sessions be scheduled. Dr. Milligan also serves as the liaison between the Chairman of the Board and the independent directors on issues discussed in executive session. Dr. Milligan’s other duties and responsibilities as lead director include advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and properly perform their duties and acting as the spokesperson for the independent directors in matters dealing with the press and public.

RELATED-PARTY TRANSACTIONS

One of the beneficial owners of more than 5% of our outstanding Common Stock, Mr. Gates, is Chief Software Architect, Chairman of the Board and a principal shareholder of Microsoft Corporation. In 2004, ICOS paid Microsoft approximately $242,667.46 for a software license. ICOS’ total obligation to Microsoft for this license, payable over the course of three years, is estimated at $575,000.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE IN CONTROL ARRANGEMENTS

Employment Agreement Between ICOS Corporation and Paul N. Clark

On June 11, 1999, ICOS entered into an employment agreement with Paul N. Clark, in which he agreed to serve as President and Chief Executive Officer of ICOS, be elected a director of ICOS, and have overall charge of and responsibility for the business and affairs of ICOS. Mr. Clark’s employment agreement is for a term of five years. However, starting with the second anniversary of the agreement, it will be extended under a daily three-year “evergreen” feature such that the remaining term of the agreement will always be at least three years unless either party gives notice of discontinuation of the “evergreen” feature. The agreement established Mr. Clark’s initial annual salary, subject to future increases at the sole discretion of the Board of Directors, and Mr. Clark was granted a ten-year stock option to purchase 1,500,000 shares of Common Stock. In addition, subject to certain limitations, the agreement also provides that Mr. Clark will be granted certain replacement stock options in the event that the exercise of the 1,500,000 share option, the exercise of a previously granted replacement stock option, or the payment of taxes related to such exercises is affected by the surrender of other Common Stock held by Mr. Clark.

The agreement also obligates ICOS to reimburse Mr. Clark for certain travel and temporary living expenses, relocation services, professional fees and certain taxes incurred by, or for the benefit of, Mr. Clark under the agreement.

In the event of termination of employment by ICOS without cause, or by Mr. Clark for good reason, the agreement also provides that (a) the 1,500,000 share option will be exercisable over the next two years, (b) any additional stock options, restricted stock or performance shares granted to Mr. Clark will likewise become fully vested, and (c) subject to certain restrictions, Mr. Clark will have the option of receiving (i) continuing payments of his then current annual salary plus an annual payment equal to his most recent annual performance cash bonus target (or most recent cash bonus payment) for a period of three years or (ii) a lump sum representing such salary continuation and bonus payment based on a 6% annual discount factor.

Employment Agreement Between ICOS Corporation and Gary L. Wilcox

In September 1993, ICOS entered into a four-year employment agreement with Gary L. Wilcox pursuant to which Dr. Wilcox was employed as a senior executive officer of ICOS and nominated for election to the Board of Directors. According to the terms of the agreement, Dr. Wilcox’s employment is automatically renewed for successive one-year terms upon expiration of the initial four-year employment period, unless notice of nonrenewal is given. In the event that ICOS terminates Dr. Wilcox’s employment without cause or Dr. Wilcox terminates the agreement for good reason, Dr. Wilcox will receive severance pay through the end of the one-year term. The severance pay is based on his then current annual salary and may be reduced under certain circumstances.

Change in Control Arrangements

Except for certain circumstances in which ICOS’ stockholders receive capital stock of another corporation, or Exchange Stock, in exchange for their own as discussed below, and subject to the final determination of ICOS’ Board of Directors, stock options outstanding under ICOS’ 1991 Stock Option Plan for Nonemployee Directors and the 1989 Stock Option Plan, and any options outstanding or to be granted under the 1999 Stock Option Plan, will terminate in the event of a merger (other than a merger of ICOS in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of ICOS, as a result of which ICOS’ stockholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock. An optionee, however, would have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or by offsetting the underlying shares, subject to certain conditions.

If ICOS’ stockholders receive Exchange Stock for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization, except in certain conditions, all options granted under the 1989 Stock Option Plan or the 1999 Stock Option Plan, including those granted to executive officers, will be converted into options to purchase shares of the Exchange Stock unless ICOS and the other corporation in their sole discretion determine that any or all such options will terminate. If it is determined that such options will terminate, the optionee will have the right immediately prior to such merger, consolidation, acquisition of property or stock, separation or reorganization to exercise such options in whole or in part whether or not the vesting requirements have been satisfied. If such options are converted into options for Exchange Stock, then each converted option will become fully vested and immediately exercisable unless such option is (a) assumed by the successor corporation or such option is to be replaced with a comparable option for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (b) to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. Any such options that are assumed or replaced and do not otherwise accelerate at the time of the transaction will be accelerated in the event the optionee’s employment or services should subsequently terminate within two years following such transaction, unless such termination is for cause or by the optionee voluntarily without good reason.

In addition, in the event of a corporate transaction in which ICOS’ stockholders receive capital stock of another corporation in exchange for their shares of Common Stock, any unexercised options granted under the 1991 Stock Option Plan for Nonemployee Directors shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation.

PROPOSALS OF STOCKHOLDERS FOR 2006 ANNUAL MEETING

An eligible stockholder who wishes to have a qualified proposal considered for inclusion in the proxy materials for the 2006 Annual Meeting of Stockholders must send such proposal to ICOS’ Secretary. The qualified proposal must be received at ICOS’ principal executive offices no later than November 24, 2005.

Any stockholder who intends to nominate candidates for election as directors or present a proposal at the 2006 Annual Meeting of Stockholders pursuant to ICOS’ amended and restated bylaws, without inclusion of such proposal in ICOS’ 2006 proxy materials, is required to provide notice of such proposal to ICOS. Notice must be received by the Secretary not earlier than 90 days and not later than 60 days prior to the 2006 Annual Meeting of Stockholders. ICOS’ amended and restated bylaws provide that any matter to be presented at the 2006 Annual Meeting of Stockholders must be proper business to be transacted at an Annual Meeting of Stockholders and must have been properly brought before such a meeting, pursuant to ICOS’ amended and restated bylaws. Copies of the pertinent provisions of the amended and restated bylaws are available upon request submitted to the Secretary, 22021 – 20th Avenue S.E., Bothell, Washington 98021.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires ICOS’ directors and executive officers, and persons who own more than 10% of a registered class of securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of ICOS. Officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish ICOS with copies of all Section 16(a) reports they file. Based solely on its review of the copies of reports furnished to ICOS, or written representations that no reports were required, ICOS believes that all filing requirements under Section 16(a) applicable to its officers, directors and greater-than-10% beneficial owners were made with respect to ICOS’ fiscal year ended December 31, 2004.

OTHER BUSINESS

As of the date of this Proxy Statement, ICOS knows of no other business to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named as proxies in the accompanying proxy card.

ANNUAL REPORT ON FORM 10-K

A copy of ICOS’ Annual Report on Form 10-K for the year ended December 31, 2004, is being mailed to ICOS’ stockholders concurrently with this Proxy Statement, the proxy card and the Notice of 2005 Annual Meeting of Stockholders. Stockholders not receiving a copy of an Annual Report may obtain one without charge by submitting a written request to the Investor Relations Department at ICOS’ principal executive offices or by accessing a copy through our website at http://www.icos.com.

BY ORDER OF THE BOARD OF DIRECTORS

John B. Kliewer
Secretary

March 17, 2005

Bothell, Washington

Appendix A

ICOS CORPORATION

1999 LONG-TERM INCENTIVE PLAN

AS AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 27, 2005

SECTION 1.		INTRODUCTION	A-1

SECTION 2.		DEFINITIONS	A-1

	(a)	“Affiliate”	A-1

	(b)	“Award”	A-1

	(c)	“Board”	A-1

	(d)	“Cashless Exercise”	A-1

	(e)	“Cause”	A-1

	(f)	“Change In Control”	A-1

	(g)	“Code”	A-2

	(h)	“Committee”	A-2

	(i)	“Common Stock”	A-2

	(j)	“Company”	A-2

	(k)	“Consultant”	A-2

	(l)	“Covered Employees”	A-2

	(m)	“Director”	A-2

	(n)	“Disability”	A-2

	(o)	“Employee”	A-2

	(p)	“Exchange Act”	A-2

	(q)	“Exercise Price”	A-2

	(r)	“Fair Market Value”	A-3

	(s)	“Fiscal Year”	A-3

	(t)	“Good Reason”	A-3

	(u)	“Grant”	A-3

	(v)	“Incentive Stock Option” or “ISO”	A-3

	(w)	“Key Employee”	A-3

	(x)	“Non-Employee Director”	A-3

	(y)	“Nonstatutory Stock Option” or “NSO”	A-4

	(z)	“Option”	A-4

	(aa)	“Optionee”	A-4

	(bb)	“Parent”	A-4

	(cc)	“Participant”	A-4

	(dd)	“Performance Goals”	A-4

	(ee)	“Performance Period”	A-4

	(ff)	“Plan”	A-4

	(gg)	“Prior Equity Plans”	A-4

	(hh)	“Prior Plan”	A-4

	(ii)	“Re-Price”	A-4

	(jj)	“Retirement”	A-4

	(kk)	“SAR Agreement”	A-4

A-i

(ll)	“SEC”	A-4

	(mm)	“Section 16 Persons”	A-4

	(nn)	“Securities Act”	A-5

	(oo)	“Service”	A-5

	(pp)	“Share”	A-5

	(qq)	“Stock Appreciation Right” or “SAR”	A-5

	(rr)	“Stock Grant”	A-5

	(ss)	“Stock Grant Agreement”	A-5

	(tt)	“Stock Option Agreement”	A-5

	(uu)	“Stock Unit”	A-5

	(vv)	“Stock Unit Agreement”	A-5

	(ww)	“Shareholder Approval Date”	A-5

	(xx)	“Subsidiary”	A-5

	(yy)	“10-Percent Shareholder”	A-5
SECTION 3.		ADMINISTRATION	A-5
	(a)	Committee Composition	A-5
	(b)	Authority of the Committee	A-6
	(c)	Indemnification	A-6
SECTION 4.		GENERAL	A-6
	(a)	General Eligibility	A-6
	(b)	Incentive Stock Options	A-6
	(c)	Buyout of Awards	A-7
	(d)	Restrictions on Shares	A-7
	(e)	Beneficiaries	A-7
	(f)	Performance Conditions	A-7
	(g)	No Rights as a Shareholder	A-7
	(h)	Termination of Service	A-7
	(i)	Director Fees	A-7
SECTION 5.		SHARES SUBJECT TO PLAN AND SHARE LIMITS	A-8
	(a)	Basic Limitation	A-8
	(b)	Prior Plan Shares	A-8
	(c)	Additional Shares	A-8
	(d)	Dividend Equivalents	A-8
	(e)	Share Limits	A-8
		(i) Limits on Options	A-8
		(ii) Limits on SARs	A-9
		(iii) Limits on Stock Grants and Stock Units	A-9
SECTION 6.		TERMS AND CONDITIONS OF OPTIONS	A-9
	(a)	Stock Option Agreement	A-9
	(b)	Number of Shares	A-9
	(c)	Exercise Price	A-9
	(d)	Exercisability and Term	A-9

A-ii

(e)	Modifications or Assumption of Options	A-9
(f)	Assignment or Transfer of Options	A-9

SECTION 7.		PAYMENT FOR OPTION SHARES	A-9

	(a)	General Rule	A-9

	(b)	Surrender of Stock	A-10

	(c)	Cashless Exercise	A-10

	(d)	Other Forms of Payment	A-10

SECTION 8.		TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS	A-10

	(a)	SAR Agreement	A-10

	(b)	Exercise Price	A-10

	(c)	Exercisability and Term	A-10

	(d)	Exercise of SARs	A-10

	(e)	Modification or Assumption of SARs	A-10

	(f)	Assignment or Transfer of SARs	A-11

SECTION 9.		TERMS AND CONDITIONS FOR STOCK GRANTS	A-11

	(a)	Time, Amount and Form of Awards	A-11

	(b)	Stock Grant Agreement	A-11

	(c)	Payment for Stock Grants	A-11

	(d)	Vesting Conditions	A-11

	(e)	Assignment or Transfer of Stock Grants	A-11

	(f)	Voting and Dividend Rights	A-11

	(g)	Modification or Assumption of Stock Grants	A-11

SECTION 10.		TERMS AND CONDITIONS OF STOCK UNITS	A-12

	(a)	Stock Unit Agreement	A-12

	(b)	Number of Shares	A-12

	(c)	Payment for Awards	A-12

	(d)	Vesting Conditions	A-12

	(e)	Voting and Dividend Rights	A-12

	(f)	Form and Time of Settlement of Stock Units	A-12

	(g)	Creditors’ Rights	A-12

	(h)	Modification or Assumption of Stock Units	A-12

	(i)	Assignment or Transfer of Stock Units	A-12

SECTION 11.		PROTECTION AGAINST DILUTION	A-13

	(a)	Adjustments	A-13

	(b)	Participant Rights	A-13

	(c)	Fractional Shares	A-13

SECTION 12.		EFFECT OF A CHANGE IN CONTROL	A-13

	(a)	Merger or Reorganization	A-13

	(b)	Acceleration	A-13

A-iii

SECTION 13.		LIMITATIONS ON RIGHTS	A-13

	(a)	Retention Rights	A-13

	(b)	Shareholders’ Rights	A-13

	(c)	Regulatory Requirements	A-14

	(d)	Dissolution	A-14

SECTION 14.		WITHHOLDING TAXES	A-14

	(a)	General	A-14

	(b)	Share Withholding	A-14

SECTION 15.		DURATION AND AMENDMENTS	A-14

	(a)	Term of the Plan	A-14

	(b)	Right to Amend or Terminate the Plan	A-14

SECTION 16.		EXECUTION	A-14

A-iv

ICOS CORPORATION

1999 LONG-TERM INCENTIVE PLAN

AS AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 27, 2005

SECTION 1.    INTRODUCTION.

The Company’s Board of Directors hereby amends, restates and renames the Prior Plan as the ICOS Corporation 1999 Long-Term Incentive Plan effective as of January 27, 2005 (the “Restatement Date”). The Plan is effective on the Restatement Date subject to obtaining Company shareholder approval as provided in Section 15 below.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Key Employees an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Key Employees to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants and Stock Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement.

SECTION 2.    DEFINITIONS.

(a)    “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

(b)    “Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Plan.

(c)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(d)    “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Committee in which payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and any applicable tax withholding obligations (up to the maximum amount permitted by applicable law) relating to the Option.

(e)    “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Committee, and the Committee’s determination shall be conclusive and binding.

(f)    “Change In Control” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following:

(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii)    The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)    A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

(iv)    Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A)    A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

(B)    A corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

(C)    The Company; or

(v)    A complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(g)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(h)    “Committee” means a committee described in Section 3.

(i)    “Common Stock” means the Company’s common stock.

(j)    “Company” means ICOS Corporation, a Washington corporation.

(k)    “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

(l)    “Covered Employees” means those persons who are subject to the limitations of Code Section 162(m).

(m)    “Director” means a member of the Board who is also an Employee.

(n)    “Disability” means that the Key Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(o)    “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)    “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

(r)    “Fair Market Value” means the market price of a Share as determined in good faith by the Committee. The Fair Market Value shall be determined by the following:

(i) If the Shares were traded over-the-counter or listed with NASDAQ on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for the date in question or (ii) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange on the date in question, the Fair Market Value is the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for the date in question; provided, however, that if there is no such reported price for the Common Stock for the date in question under (i) or (ii), then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(s)    “Fiscal Year” means the Company’s fiscal year.

(t)    “Good Reason” means with respect to a Participant and except as may otherwise be provided in a Participant’s employment agreement or Award agreement, the occurrence (without Participant’s consent) of any of the following events or conditions within one year after a Change in Control: (i) a reduction in the Participant’s annual base salary; (ii) the Company or a successor entity requiring the Participant (without the Participant’s consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to the Change in Control, except for reasonably required travel on the successor entity’s business that is not materially greater than such travel requirements prior to the Change in Control; (iii) a material breach by the Company or by its successor entity of its obligations to Participant under the Plan or an Award agreement; or (iv) a material and substantial diminution in the Participant’s job responsibilities as in effect immediately prior to a Change in Control (as determined by the Committee in its sole discretion) or any other action by the Company or a successor entity which results in such material and substantial diminution, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by the Company or successor entity within thirty days after receipt of notice thereof given by the Participant and further provided that neither mere changes in title and/or reporting relationship nor reassignment following a Change in Control to a position that is similar to the position held immediately prior to the Change in Control shall constitute a material and substantial diminution in job responsibilities (and where the Committee shall have sole discretion to determine whether or not the new position is similar to the prior position). Before “Good Reason” has been deemed to have occurred, a Participant must give the Company written notice detailing why the Participant believes a Good Reason event has occurred and such notice must be provided to the Company within sixty days of the initial occurrence of such alleged Good Reason event(s). The Company shall then have thirty days after its receipt of written notice to cure the items cited in the written notice so that “Good Reason” will have not formally occurred with respect to the event(s) in question.

(u)    “Grant” means any grant of an Award under the Plan.

(v)    “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(w)    “Key Employee” means an Employee, Director, Non-Employee Director or Consultant who has been selected by the Committee to receive an Award under the Plan.

(x)    “Non-Employee Director” means a member of the Board who is not an Employee.

(y)    “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(z)    “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(aa)    “Optionee” means an individual, estate or other entity that holds an Option.

(bb)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(cc)    “Participant” means an individual or estate or other entity that holds an Award.

(dd)    “Performance Goals” means one or more objective measurable performance factors as determined by the Committee with respect to each Performance Period based upon one or more factors, including, but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added (“EVA”); (xiv) stock price; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) synthesis of specified materials; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) clinical studies; (xxix) manufacturing, production or inventory; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) internal controls; (xxxvii) policies and procedures; (xxxviii) accounting and reporting; (xxxix) information technology; (xl) site, plant or building development; (xli) business development; (xlii) strategic alliances, licensing and partnering; (xliii) mergers and acquisitions or divestitures; and/or (xliv) financings, each with respect to the Company and/or one or more of its affiliates or operating units. Awards issued to persons who are not Covered Employees may take into account other factors.

(ee)    “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(ff)    “Plan” means this ICOS Corporation 1999 Long-Term Incentive Plan as it may be amended from time to time.

(gg)    “Prior Equity Plans” means the Company’s 1989 Stock Option Plan and its 1991 Stock Option Plan for Nonemployee Directors.

(hh)    “Prior Plan” means the ICOS Corporation 1999 Stock Option Plan as amended on January 21, 2004.

(ii)    “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by Item 402(i)(1) of SEC Regulation S-K (or its successor provision).

(jj)    “Retirement” means an Employee’s voluntary termination of employment from the Company (or Parent, Subsidiary or Affiliate), by reason other than Disability or death, after all of the following has occurred: (i) the Employee has completed five or more years of continuous employment, (ii) the Employee has attained age 55 and (iii) the sum of the Employee’s age (rounded down to the nearest whole number) and full years of employment (rounded down to the nearest whole number) is at least 65.

(kk)    “SAR Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.

(ll)    “SEC” means the Securities and Exchange Commission.

(mm)    “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(nn)    “Securities Act” means the Securities Act of 1933, as amended.

(oo)    “Service” means service as an Employee, Director, Non-Employee Director or Consultant. A Participant’s Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(pp)    “Share” means one share of Common Stock.

(qq)    “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(rr)    “Stock Grant” means Shares awarded under the Plan.

(ss)    “Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Stock Grant.

(tt)    “Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option.

(uu)    “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(vv)    “Stock Unit Agreement” means the agreement described in Section 10 evidencing each Award of a Stock Unit.

(ww)    “Shareholder Approval Date” means the date that the Company’s shareholders approve this Plan provided such approval occurs within one year of the Restatement Date.

(xx)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(yy)    “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3.    ADMINISTRATION.

(a)    Committee Composition. A Committee appointed by the Board shall administer the Plan. The Board shall designate one of the members of the Committee as chairperson. Unless the Board provides otherwise, the Company’s Compensation Committee shall be the Committee. If no Committee has been appointed, the entire Board shall constitute the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m).

The Board may also appoint one or more separate committees of the Board, each composed of two or more directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may administer the Plan with respect to Key Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may authorize Awards to Employees (who are not Section 16 Persons or Covered Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

(b)    Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	selecting Key Employees who are to receive Awards under the Plan;

(ii)	determining the type, number, vesting requirements and other features and conditions of such Awards and amending such Awards;

(iii)	correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Award agreement;

(iv)	accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;

(v)	interpreting the Plan;

(vi)	making all other decisions relating to the operation of the Plan; and

(vii)	adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as Appendices.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)    Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.    GENERAL.

(a)    General Eligibility. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible for designation as Key Employees by the Committee.

(b)    Incentive Stock Options. Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

(c)    Buyout of Awards. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents (including without limitation Shares valued at Fair Market Value that may or may not be issued from this Plan) an Award previously granted or (ii) authorize a Participant to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

(d)    Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issues fractional Shares under this Plan.

(e)    Beneficiaries. A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(f)    Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award. If performance conditions are included in Awards to Covered Employees, then such Awards will be subject to the achievement of Performance Goals established by the Committee. Such Performance Goals shall be established and administered pursuant to the requirements of Code Section 162(m). Before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Key Employees who are not Covered Employees need not comply with the requirements of Code Section 162(m).

(g)    No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and has been issued the applicable stock certificate by the Company.

(h)    Termination of Service. Unless the applicable Award agreement or employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option or SAR as applicable): (i) upon termination of Service for any reason, all unvested portions of any outstanding Awards shall be forfeited without consideration and the vested portions of any outstanding Stock Units shall be settled upon termination; (ii) if the Service of a Participant is terminated for Cause, then all Options, SARs, unvested portions of Stock Units and unvested portions of Stock Grants shall terminate and be forfeited immediately without consideration; (iii) if the Service of Participant is terminated for any reason other than for Cause, death, Disability or Retirement, then the vested portion of his/her then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the date of such termination; (iv) in the event of the Retirement of a Participant, the vested portion of his/her then-outstanding Options/SARs may be exercised within three years after the date of Retirement; or (v) if the Service of a Participant is terminated due to death or Disability, the vested portion of his/her then-outstanding Options/SARs may be exercised within eighteen months after the date of termination of Service. In the event of a termination of an Employee’s Service due to Disability, an unexercised ISO will be treated as an NSO one year and one day after such termination.

(i)    Director Fees. If the Board affirmatively determines to implement this Section 4(i), then each Non-Employee Director may be awarded a Stock Grant in accordance with the terms and conditions contained in this Section 4(i).

(i) Participation Elections.    Each Non-Employee Director may elect to receive a Stock Grant under the Plan in lieu of payment of a portion of his or her annual retainer. Such an election may be for any dollar or percentage amount equal to at least 25% of the Non-Employee Director’s annual retainer (up to a limit of 100% of the annual retainer of Non-Employee Directors). The election must be made prior to the beginning of the annual board of directors cycle which shall be any twelve month continuous period designated by the Board (the “Board Cycle”). Any amount of the annual retainer not elected to be received as a Stock Grant shall be payable in cash in accordance with the Company’s standard payment procedures.

(ii)    Grants of Stock.    As soon as reasonably practicable following the commencement of each Board Cycle, each Non-Employee Director who has timely made the election described in Section 4(i)(i) with respect to that Board Cycle shall be granted a number of restricted, unvested Shares pursuant to a Stock Grant having a Fair Market Value on the date of grant equal to 100% of the amount of the annual retainer elected to be received as a Stock Grant under Section 4(i)(i) for such Board Cycle, rounded down to the nearest full Share. Such Stock Grant will be evidenced by an executed Stock Grant Agreement between the Company and the electing Non-Employee Director. Such Stock Grant will vest in four pro-rata installments at the end of each quarter of the applicable Board Cycle subject to continued Service as a Non-Employee Director.

(iii)    Other Terms. Shares granted under this Section 4(i) shall otherwise be subject to the terms of the Plan applicable to Non-Employee Directors or to Participants generally (other than provisions specifically applying only to Employees).

SECTION 5.    SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a)    Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares reserved for Awards granted on or after the Restatement Date under the Plan shall not exceed the number of Shares available pursuant to Section 5(b) below plus an additional 2,900,000 Shares. Notwithstanding anything to the contrary, the aggregate maximum number of Shares issuable under the Plan shall not exceed 15,371,522.

(b)    Prior Plan Shares. Any authorized Shares not issued or subject to outstanding stock options under the Prior Plan on the Shareholder Approval Date and any shares subject to outstanding stock options under the Prior Plan (including Shares from the Prior Equity Plans as provided by Section 4.1 of the Prior Plan) on the Shareholder Approval Date that cease to be subject to such stock options (other than by reason of exercise of the stock options to the extent they are exercised for Shares) shall cease to be available for grant and issuance under the Prior Plan, but shall be available for issuance under the Plan.

(c)    Additional Shares. If Awards are forfeited or are terminated for any other reason before being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan. If SARs are exercised or Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such SARs or Stock Units shall reduce the number available under Section 5(a) and the balance shall again become available for Awards under the Plan. If a Participant pays the exercise price of an Option (or of a stock option granted under a Prior Plan) by surrendering previously owned Shares (or by stock attestation) and/or, as permitted by the Committee, pays any withholding tax obligation with respect to an Award (or with respect to a stock option granted under a Prior Plan) by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall be available for issuance under the Plan and shall not count toward the maximum number of shares that may be issued under the Plan as set forth in Section 5(a).

(d)    Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Awards.

(e)    Share Limits. All of the Share limits specified in this Section 5(e) shall include grants that may have been issued under the Prior Plan (or under the Prior Equity Plans).

(i)    Limits on Options.    No Key Employee shall receive Options to purchase Shares during any Fiscal Year covering in excess of 2,000,000 Shares. The aggregate maximum number of Shares that may be issued in connection with ISOs shall be 15,371,522 Shares.

(ii)    Limits on SARs.    No Key Employee shall receive Awards of SARs during any Fiscal Year covering in excess of 2,000,000 Shares.

(iii)    Limits on Stock Grants and Stock Units.    No Key Employee shall receive Stock Grants or Stock Units during any Fiscal Year covering, in the aggregate, in excess of 1,000,000 Shares.

SECTION 6.    TERMS AND CONDITIONS OF OPTIONS.

(a)    Stock Option Agreement. Each Grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

(b)    Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall be subject to adjustment of such number in accordance with Section 11.

(c)    Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO grants to 10-Percent Shareholders) on the date of Grant.

(d)    Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the date of Grant. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or Retirement or other events. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement.

(e)    Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, unless there is approval by the Company shareholders, the Committee may not Re-Price outstanding Options. No modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

(f)    Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7.    PAYMENT FOR OPTION SHARES.

(a)    General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows and if so provided for in an applicable Stock Option Agreement:

(i)    In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii)    In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

(b)    Surrender of Stock. To the extent that this Section 7(b) is applicable, payment for all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as is necessary to avoid a financial accounting charge to the Company’s earnings (to the extent permitted by applicable financial accounting principles). Such Shares shall be valued at their Fair Market Value.

(c)    Cashless Exercise. To the extent that this Section 7(c) is applicable, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

(d)    Other Forms of Payment. To the extent that this Section 7(d) is applicable, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8.    TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a)    SAR Agreement. Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any performance conditions). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b)    Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.

(c)    Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Grant.

(d)    Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Grant. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability or Retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options or Stock Grants, and such an Award may provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e)    Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f)    Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, unless there is approval by the Company shareholders, the Committee may not Re- Price outstanding SARs. No modification of a SAR shall, without the consent of the Participant, alter or impair his or her rights or obligations under such SAR.

(g)    Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 9.    TERMS AND CONDITIONS FOR STOCK GRANTS.

(a)    Time, Amount and Form of Awards. Awards under this Section 9 may be granted in the form of a Stock Grant. A Stock Grant may also be awarded in combination with NSOs, and such an Award may provide that the Stock Grant will be forfeited in the event that the related NSOs are exercised.

(b)    Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced by a Stock Grant Agreement between the Participant and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement (including without limitation any performance conditions). The provisions of the Stock Grant Agreements entered into under the Plan need not be identical.

(c)    Payment for Stock Grants. Stock Grants may be issued with or without cash consideration under the Plan.

(d)    Vesting Conditions. Each Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Grant Agreement. A Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or Retirement or other events.

(e)    Assignment or Transfer of Stock Grants. Except as provided in Section 14, or in a Stock Grant Agreement, or as required by applicable law, a Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(e) shall be void. However, this Section 9(e) shall not preclude a Participant from designating a beneficiary who will receive any vested outstanding Stock Grant Awards in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Grant Awards by will or by the laws of descent and distribution.

(f)    Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Stock Grant Agreement, however, may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares subject to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid. Such additional Shares subject to the Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

(g)    Modification or Assumption of Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Grants or may accept the cancellation of outstanding Stock Grants (including stock granted by another issuer) in return for the grant of new Stock Grants for the same or a different number of Shares. No modification of a Stock Grant shall, without the consent of the Participant, alter or impair his or her rights or obligations under such Stock Grant.

SECTION 10.    TERMS AND CONDITIONS OF STOCK UNITS.

(a)    Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any performance conditions). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b)    Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11.

(c)    Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(d)    Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or Retirement or other events.

(e)    Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(f)    Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units shall be settled in a lump sum as soon as reasonably practicable after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(g)    Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h)    Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, alter or impair his or her rights or obligations under such Stock Unit.

(i)    Assignment or Transfer of Stock Units. Except as provided in Section 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(i) shall be void. However, this Section 10(i) shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Units by will or by the laws of descent and distribution.

SECTION 11.    PROTECTION AGAINST DILUTION.

(a)    Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(i)	the number of Shares available for future Awards under Section 5;

(ii)	the limits on Awards specified in Section 5;

(iii)	the number of Shares covered by each outstanding Award; or

(iv)	the Exercise Price under each outstanding SAR or Option.

(b)    Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c)    Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12.     EFFECT OF A CHANGE IN CONTROL.

(a)    Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation effective upon the merger or other reorganization, with or without consideration, in all cases without the consent of the Participant.

(b)    Acceleration. The Committee may determine, at the time of granting an Award or thereafter, that such Award shall become fully vested as to all Shares subject to such Award in the event that a Change in Control occurs with respect to the Company. In the event that a Change in Control occurs with respect to the Company and there is no assumption or continuation of outstanding Options, SARs or Stock Units pursuant to Section 12(a), all such outstanding Options, SARs and Stock Units shall fully vest and be fully exercisable immediately prior to such Change in Control.

SECTION 13.    LIMITATIONS ON RIGHTS.

(a)    Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any).

(b)    Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 11.

(c)    Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(d)    Dissolution. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 14.    WITHHOLDING TAXES.

(a)    General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)    Share Withholding. If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission. The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Award through Cashless Exercise or through a sale of Shares underlying the Award.

SECTION 15.    DURATION AND AMENDMENTS.

(a)    Term of the Plan. The Plan, as set forth herein, is effective on the Restatement Date provided, however, that the Plan is subject to the approval of the Company’s shareholders within one year of the Restatement Date. The Plan shall terminate on the tenth anniversary of the Restatement Date and may be terminated on any earlier date pursuant to this Section 15. The Prior Plan shall remain in effect until the Company’s shareholders approve the Plan. If the Company’s shareholders do not approve the Plan within one year of the Restatement Date, then the Plan shall terminate as of the first anniversary of the Restatement Date and any Awards granted under the Plan shall also immediately terminate without consideration to any Award holder and the Prior Plan shall continue to remain in effect in accordance with its terms. This Plan will not in any way affect outstanding awards that were issued under the Prior Plan or the Prior Equity Plans.

(b)    Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan except as provided in Section 15(a). No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules.

SECTION 16.    EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

ICOS CORPORATION

By

Title

Appendix B

ICOS CORPORATION

2005 MANAGEMENT INCENTIVE PLAN

As Adopted by the Board of Directors on January 27, 2005

1.	PURPOSE

The purpose of the Plan is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain Performance Goals related to the performance of ICOS Corporation (the “Company”) and its affiliates and operating units. The Plan is designed to preserve the income tax deductibility of incentives paid hereunder to Company executive officers who are subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). Accordingly, the adoption of the Plan as to Covered Employees is subject to the approval of the Company’s stockholders pursuant to Code Section 162(m).

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)    “Award” means the amount of bonus payable under the Plan to a Participant with respect to a Performance Period.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Committee” means the Compensation Committee of the Board or another Committee designated by the Board which is comprised of two or more “outside directors” as defined in Code Section 162(m).

(d)    “Covered Employee” means those persons who are (or who in the Committee’s sole discretion may become) subject to the limitations of Code Section 162(m).

(e)    “Participant” means any officer or key employee of the Company who is designated as a Participant by the Committee.

(f)    “Performance Goals” means one or more objective measurable performance factors as determined by the Committee with respect to each Performance Period based upon one or more factors, including, but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added (“EVA”); (xiv) stock price; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) synthesis of specified materials; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) clinical studies; (xxix) manufacturing, production or inventory; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) information technology; (xxxvii) site, plant or building development; (xxxviii) business development; (xxxix) strategic alliances, licensing and partnering; (xl) mergers and acquisitions or divestitures; and/or (xli) financings, each with respect to the Company and/or one or more of its affiliates or operating units. Bonuses paid to Participants who are not Covered Employees may take into account other factors which may not be performance based.

(g)    “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(h)    “Plan” means this ICOS Corporation Management Incentive Plan, as amended from time to time.

3.	ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of the Awards payable under the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan.

4.	ELIGIBILITY

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5.	AMOUNT OF BONUS

With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal or Goals to be met during such Performance Periods (increased or decreased, in each case in accordance with factors adopted by the Committee with respect to the Performance Period that relate to unusual or extraordinary items). The selection and adjustment of applicable Performance Goals and targets for Covered Employees shall occur in compliance with the rules of Code Section 162(m). The maximum amount of any Awards that can be paid under the Plan to any Participant during any Performance Period is $2,000,000. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period in its sole discretion.

6.	PAYMENT OF BONUS

(a)    Unless otherwise determined by the Committee, a Participant must be on the Company’s payroll on the date the bonus is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

(b)    Bonus payments may be made (i) in cash; and/or (ii) in the form of any award available under the Company’s 1999 Long-Term Incentive Plan as may be replaced, modified, amended or supplemented from time to time (the “Omnibus Plan”), as determined by the Committee in its sole discretion. The number of shares underlying the awards granted shall be determined by dividing the cash amount forgone by the fair market value of an award on the date in question. Awards that are Options or Stock Appreciation Rights granted pursuant to this Section 6 shall have a fair market value based on the Black-Scholes Valuation Model or other objective method determined by the Committee, in its sole discretion.

(c)    Any distribution made under the Plan shall occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award; provided, that no Award shall become payable to a Covered Employee with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. The Committee, in its sole discretion, may permit a Participant to defer receipt of cash that would otherwise be delivered to the Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as determined by the Committee in its sole discretion.

(d)    If a Participant entitled to the payment of an Award under the Plan dies prior to the distribution of such Award, the distribution shall be made to the Participant’s beneficiary, as designated under the Plan, within the same time period in which the Award otherwise would have been paid to the Participant.

7.	GENERAL

(a)    REGISTRATION OF STOCK. The Company shall be under no obligation to register under the Securities Act of 1933, as amended (the “Act”), shares of Company common stock distributed under the Plan, if any. If any shares of Company common stock distributed under the Plan are in certain circumstances exempt from registration under the Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(b)    TAX WITHHOLDING. The Company shall have the right to deduct from all Awards paid in cash any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. In the case of Awards settled in Company common stock, the person receiving such common stock may be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such common stock or, at the Committee’s sole discretion, the Company may withhold a number of shares of Company common stock which have a fair market value equal to the amount of such withholdings. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(c)    CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(d)    BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Company prior to the Participant’s death.

(e)    NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(f)    INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provisions shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(g)    EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(h)    PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(i)    TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(j)    INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Covered Employees will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan applicable to Covered Employees does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. The Company and/or the Committee, in their sole discretion, may pay bonuses outside of and independent of the Plan to any Participant.

(k)    GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

(l)    AMENDMENTS AND TERMINATION. The Board may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

Appendix C

AGREEMENT AND PLAN OF MERGER

BETWEEN ICOS WASHINGTON CORPORATION,

A WASHINGTON CORPORATION,

AND

ICOS CORPORATION, A DELAWARE CORPORATION

THIS AGREEMENT AND PLAN OF MERGER dated as of [            ], 2005 (this “Agreement”) is between ICOS Washington Corporation, a Washington corporation (“ICOS Washington”), and ICOS Corporation, a Delaware corporation (“ICOS Delaware”). ICOS Washington and ICOS Delaware are also referred to herein as the “Constituent Corporations.”

RECITALS

A. ICOS Washington is a corporation duly organized and existing under the laws of the state of Washington and has authorized capital of 102,000,000 shares, $0.01 par value per share, of which 100,000,000 shares are designated “Common Stock” and 2,000,000 shares are designated “Preferred Stock,” of which 1,000,000 shares are designated Series A Junior Participating Preferred Stock (“Washington Series A Preferred”). As of the date hereof, 100 shares of Common Stock were issued and outstanding, all of which are held by ICOS Delaware, and no shares of Preferred Stock were issued and outstanding.

B. ICOS Delaware is a corporation duly organized and existing under the laws of the state of Delaware and has authorized capital of 102,000,000 shares, $0.01 par value per share, of which 100,000,000 are designated “Common Stock” and 2,000,000 shares are designated “Preferred Stock,” of which 1,000,000 shares are designated Series A Junior Participating Preferred Stock (“Delaware Series A Preferred”). As of [            ], 2005, [            ] shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding.

C. The Board of Directors of ICOS Delaware has determined that, for the purpose of effecting the reincorporation of ICOS Delaware in the state of Washington, it is advisable and in the best interests of ICOS Delaware and its stockholders that ICOS Delaware merge with and into ICOS Washington upon the terms and conditions herein provided.

D. The respective Boards of Directors of ICOS Delaware and ICOS Washington have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders and sole shareholder, and executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, ICOS Delaware and ICOS Washington hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I. MERGER

1.1 Merger.    In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Washington Business Corporation Act, ICOS Delaware shall be merged with and into ICOS Washington (the “Merger”), the separate existence of ICOS Delaware shall cease and ICOS Washington shall survive the Merger and shall continue to be governed by the laws of the state of Washington, and ICOS Washington shall be, and is herein also referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be changed to ICOS Corporation.

1.2 Filing and Effectiveness.    The Merger shall become effective when the following actions shall have been completed:

(a) This Agreement and the Merger shall have been adopted and approved by the stockholders of ICOS Delaware and the sole shareholder of ICOS Washington, in accordance with the respective requirements of the Delaware General Corporation Law and the Washington Business Corporation Act ;

(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

(c) Executed Articles of Merger shall have been filed with the Washington Secretary of State; and

(d) An executed Certificate of Ownership and Merger shall have been filed with the Delaware Secretary of State.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”

1.3 Effect of the Merger.    Upon the Effective Date of the Merger, the separate existence of ICOS Delaware shall cease and ICOS Washington, as the Surviving Corporation, shall (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger; (ii) be subject to all actions previously taken by its and ICOS Delaware’s Board of Directors; (iii) succeed, without other transfer, to all of the assets, rights, powers and property of ICOS Delaware in the manner as more fully set forth in Chapter 23B.11.060 of the Washington Business Corporation Act; (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date of the Merger; and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of ICOS Delaware in the same manner as if ICOS Washington had itself incurred them, all as more fully provided under the applicable provisions of the Washington Business Corporation Act and the Delaware General Corporation Law.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Articles of Incorporation.    The Articles of Incorporation of ICOS Washington as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation, except that Article 1 of the Articles of Incorporation of the Surviving Corporation is hereby amended in its entirety to read as follows:

“ARTICLE I. NAME

The name of this Corporation is ICOS Corporation.”

2.2 Bylaws.    The Bylaws of ICOS Washington as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers.    The directors of ICOS Delaware immediately prior to the Effective Date of the Merger shall each become, at the Effective Date of the Merger, a Director of the Surviving Corporation to serve as a director of the corresponding class in which such director served in ICOS Delaware, for the terms of office to which each was elected or appointed to the Board of Directors of ICOS Delaware or until their death, resignation or removal from office or as otherwise provided by law or the Articles of Incorporation or Bylaws of the Surviving Corporation. The officers of ICOS Delaware immediately prior to the Effective Date of the Merger shall be the officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or until as otherwise provided by law or the Articles of Incorporation or Bylaws of the Surviving Corporation.

III. MANNER OF CONVERSION OF STOCK

3.1 ICOS Delaware Common Stock.    Upon the Effective Date of the Merger, each share of ICOS Delaware Common Stock, $0.01 par value per share (together with the rights (the “Delaware Rights”) associated with each such share to purchase shares of Delaware Series A Preferred, which rights are issued pursuant to that certain Rights Agreement, dated as of August 9, 2002 (the “Rights Agreement”), by and between ICOS Delaware and Mellon Investor Services LLC) issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be changed and converted into and exchanged for one fully paid and nonassessable share of Common Stock, $0.01 par value per share (together with a right (a “Washington Right”) to purchase a share of Washington Series A Preferred pursuant to the Rights Agreement, which shall be assumed by ICOS Washington (as described below)).

3.2 ICOS Delaware Options and Stock Purchase Rights.    Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue the stock option plans (including, without limitation, the 1989 Stock Option Plan, the 1991 Stock Option Plan for Nonemployee Directors and the 1999 Stock Option Plan) and all other employee benefit plans of ICOS Delaware. Each outstanding and unexercised option or other right to purchase a security convertible into ICOS Delaware Common Stock shall become an option or right to purchase the Surviving Corporation’s Common Stock on the basis of one share of the Surviving Corporation’s Common Stock for each share of ICOS Delaware Common Stock issuable pursuant to any such option or stock purchase right, on the same terms and conditions as set forth in the stock option plans, other employee benefit plans and/or as provided in the respective option or stock purchase agreements governing such option or stock purchase right, and at an exercise price per share equal to the exercise price applicable to any such ICOS Delaware option or stock purchase right at the Effective Date of the Merger. It is the intention of the parties that the stock options of ICOS Delaware assumed by the Surviving Corporation qualify following the Effective Date of the Merger as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to the extent that the stock options of ICOS Delaware qualified as incentive stock options immediately prior to the Effective Date of the Merger. At the Effective Date of the Merger, ICOS Delaware shall assign to the Surviving Corporation any and all rights of repurchase pertaining to shares of ICOS Washington Common Stock issued upon exercise of stock options, warrants, stock purchase rights and otherwise.

3.3 ICOS Delaware Convertible Notes.    Upon the Effective Date of the Merger, the Surviving Corporation shall assume all of ICOS Delaware’s obligations under and pursuant to that certain Indenture dated as of June 20, 2003 from ICOS Delaware to Wells Fargo Bank, National Association, Trustee (the “Indenture”) and the 2% Convertible Subordinated Notes Due July 1, 2023 issued thereunder (the “Notes”). Each outstanding Note shall become an obligation of the Surviving Corporation and shall be convertible into the Surviving Corporation’s Common Stock on the basis of one share of the Surviving Corporation’s Common Stock for each share of ICOS Delaware Common Stock issuable upon conversion of any such Note, on the same terms and conditions as set forth in the Indenture and the Note, and at a conversion price equal to the conversion price applicable to any such Note at the Effective Date of the Merger.

3.4 Reservation of Shares.    A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options, warrants, stock purchase rights or convertible securities equal to the number of shares of ICOS Delaware Common Stock so reserved immediately prior to the Effective Date of the Merger.

3.5 Assumption of the Rights Agreement.    Upon the effectiveness of the Merger, ICOS Washington hereby agrees to assume the obligations of ICOS Delaware under the Rights Agreement; provided, however, that each Delaware Right outstanding under the Rights Agreement shall be converted into a Washington Right, as provided in Section 3.1.

3.6 ICOS Washington Common Stock.    Upon the Effective Date of the Merger, each share of Common Stock, $0.01 par value per share, of ICOS Washington issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by ICOS Washington, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares of the Surviving Corporation.

3.7 Certificates.    After the Effective Date of the Merger, (a) each outstanding certificate theretofore representing shares of ICOS Delaware Common Stock shall be deemed for all purposes to represent the same number of whole shares of the Surviving Corporation’s Common Stock.

IV. GENERAL

4.1 Covenants of ICOS Washington.    ICOS Washington covenants and agrees that it will, on or before the Effective Date of the Merger:

(a) Qualify to do business as a corporation in the state of Washington and in connection therewith appoint a registered agent as required under the provisions of Chapter 23B.05 of the Washington Business Corporation Act;

(b) File any and all documents with the Delaware Secretary of State necessary for the assumption by ICOS Washington of all of the franchise tax liabilities of ICOS Delaware;

(c) Execute and deliver a Supplemental Indenture as required by Article VI of the Indenture for the purpose of effecting the assumption of the Notes in accordance with the Indenture; and

(d) Take such other actions as may be required by the Washington Business Corporation Act.

4.2 Further Assurances.    From time to time, as and when required by ICOS Washington or by its successors or assigns, there shall be executed and delivered on behalf of ICOS Delaware such deeds and other instruments, and there shall be taken or caused to be taken by ICOS Washington and ICOS Delaware such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by ICOS Washington the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ICOS Delaware and otherwise to carry out the purposes of this Agreement, and the officers and directors of ICOS Washington are fully authorized in the name and on behalf of ICOS Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.3 Abandonment.    At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either ICOS Delaware or ICOS Washington, or both, notwithstanding the approval of this Agreement by the stockholders of ICOS Delaware or by the sole shareholder of ICOS Washington, or by both.

4.4 Amendment.    The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of Delaware and Washington, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Constituent Corporation.

4.5 Registered Office.    The registered office of the Surviving Corporation in the state of Washington is located at 520 Pike Street, Seattle, Washington 98101.

4.6 Agreement.    Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 22021— 20th Avenue S.E., Bothell, Washington 98021 and copies thereof will be furnished to any shareholder of either Constituent Corporation upon request and without cost.

4.7 Governing Law.    This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the state of Washington and, so far as applicable, the merger provisions of the Delaware General Corporation Law.

4.8 Counterparts.    In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of ICOS Washington and ICOS Delaware, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunder duly authorized.

ICOS WASHINGTON CORPORATION, a Washington corporation

By:
Paul N. Clark
Chairman of the Board of Directors, Chief Executive Officer and President

ICOS CORPORATION, a Delaware corporation

By:
Paul N. Clark
Chairman of the Board of Directors, Chief Executive Officer and President

Appendix D

ARTICLES OF INCORPORATION

OF

ICOS WASHINGTON CORPORATION

The undersigned, as incorporator of a corporation under the Washington Business Corporation Act, as now or hereafter in effect (the “Act”), adopts the following Articles of Incorporation:

ARTICLE 1. NAME

The name of this corporation is ICOS Washington Corporation.

ARTICLE 2. SHARES

2.1	Authorized Capital

The total number of shares which this corporation is authorized to issue is 102,000,000 shares, consisting of 100,000,000 shares of Common Stock, having a par value of $0.01 per share, and 2,000,000 shares of Preferred Stock, having a par value of $0.01 per share. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.

2.2	Issuance of Preferred Stock in Series

The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares. The Board of Directors shall have the authority to fix and determine and to amend, subject to these provisions, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

CT Corporation System

520 Pike Street

Seattle, Washington 98101

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. VOTING GROUPS

6.1	Voting on Amendment to Articles of Incorporation.

No class or series of shares shall be entitled to vote as a group on the matters set forth in subsection (1)(a), (e) or (f) of RCW 23B.10.040, or any successor provision thereto.

6.2	Voting on Mergers or Share Exchanges.

No class or series of shares shall be entitled to vote as a voting group on a merger or share exchange as otherwise provided for in RCW 23B.11.030, or any successor provision thereto.

ARTICLE 7. DIRECTORS

The Board of Directors shall be composed of not less than three nor more than twelve Directors, the specific number to be set by resolution of the Board of Directors; provided, however, that the Board may be composed of less than three Directors until vacancies are filled; provided, further, however, that until the effective time of the merger (the “Reincorporation Merger”) with ICOS Corporation, a Delaware corporation (“ICOS Delaware”), the Board of Directors shall be composed of one Director who shall serve until such Director’s successor is duly elected and qualified. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. From and after the Reincorporation Merger, the Board shall be divided into three classes, with said classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as the case may be. At each annual meeting of shareholders, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Pursuant to the terms of the articles of merger filed in connection with the Reincorporation Merger, the Directors of ICOS Delaware immediately prior to the Reincorporation Merger will become the Directors of this corporation and will serve in the classes and for the terms of office to which each was elected or appointed to the ICOS Delaware Board of Directors. Notwithstanding any of the foregoing provisions of this Article 7, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors. The Directors of this corporation may be removed only for cause in the manner provided in the Bylaws. Any vacancy occurring on the Board may be filled by only the Board or, if the Directors in office constitute fewer than a quorum, by the affirmative vote of a majority of the remaining Directors.

Any amendment or modification of this Article 7 shall require the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote at an election of Directors; provided, however, that the number of Directors may be increased above twelve by the affirmative vote of two-thirds of the Continuing Directors then in office. “Continuing Directors” means the Directors who are members of the Board of Directors immediately following the 2005 annual meeting of shareholders and each new Director nominated or elected by a majority of the Continuing Directors.

ARTICLE 8. AMENDMENTS TO ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Act, and the rights of the shareholders of this corporation are granted subject to this reservation.

ARTICLE 9. ACTION BY SHAREHOLDERS WITHOUT A MEETING

Any action that could be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 10 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 11. SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS

In the case of any matter submitted to a vote of the shareholders of this corporation for which the Act requires (unless the articles of incorporation otherwise provide) the approval of two-thirds of the votes in each voting group entitled to be cast thereon in order for such matter to be approved, pursuant to authority contained in the Act, the approval of a majority rather than two-thirds of the votes in each voting group entitled to be cast on such matter shall be sufficient for such matter to be approved. Without limiting the generality of the foregoing, such matters are intended to include, to the extent not inconsistent with the Act, amendments to these Articles of Incorporation, mergers and share exchanges, sales of assets other than in the ordinary course of business and dissolution.

ARTICLE 12. INCORPORATOR

The name and address of the incorporator are as follows:

John B. Kliewer

22021—20th Avenue SE

Bothell, Washington 98021

Dated: March 4, 2005

/s/ JOHN B. KLIEWER
John B. Kliewer, Incorporator

1. ELECTION OF DIRECTORS

Class 3

01 Teresa Beck

02 Jack W. Schuler

03 Gary L. Wilcox, Ph.D.

FOR all nominees listed below

WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name.)

• PROPOSAL TO APPROVE AMENDED AND RESTATED 1999 LONG-TERM INCENTIVE PLAN.

AGAINST

FOR

ABSTAIN

• PROPOSAL TO APPROVE 2005 MANAGEMENT INCENTIVE PLAN.

FOR

AGAINST

ABSTAIN

• PROPOSAL TO APPROVE REINCORPORATION FROM DELAWARE TO WASHINGTON.

FOR

AGAINST

ABSTAIN

• PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2005.

FOR

AGAINST

ABSTAIN

• STOCKHOLDER PROPOSAL REGARDING BOARD

• DECLASSIFICATION.

FOR

AGAINST

ABSTAIN

• IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 through 5 and AGAINST Item 6.

The Board of Directors recommends a vote “FOR” the nominees in Item 1, “FOR” Item 2, 3, 4 and 5 and “AGAINST” Item 6.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Signature Signature Date

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

ICOS Corporation

22021 – 20th Avenue S.E., Bothell, Washington 98021

The undersigned hereby appoints Paul N. Clark, Gary L. Wilcox and David V. Milligan as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of ICOS Corporation held of record by the undersigned on March 7, 2005, at the Annual Meeting of Stockholders to be held on May 4, 2005, or any adjournments or postponements thereof.

(Continued, and to be marked, dated and signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side.)

FOLD AND DETACH HERE